The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated July 18, 2024)	Filed pursuant to Rule 424(b)(7) Registration Statement No. 333-280866

LATAM Airlines Group S.A.

6,000,000 American Depositary Shares representing Common Shares

The selling shareholder identified herein is offering a total of 6,000,000 American Depositary Shares (the “ADSs”), representing common shares of LATAM Airlines Group S.A. (the “Company”), pursuant to this prospectus supplement and the accompanying prospectus. Each ADS represents the right to receive 2,000 common shares. The ADSs will be evidenced by American Depositary Receipts (the “ADRs”). We will not receive any proceeds from the sale of our ADSs pursuant to this offering.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “LTM.” On September 5, 2025, the last reported sale price of our ADSs was $50.34 per ADS.

Our common shares are listed on the Santiago Stock Exchange (Bolsa de Comercio de Santiago, Bolsa de Valores, or the “SSE”) and on the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile, Bolsa de Valores, or the “ESE”), which we refer to collectively as the “Chilean Stock Exchanges,” under the symbol “LTM.”

Investing in our ADSs involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page S-27 of this prospectus supplement, and any risk factors included in any accompanying prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, before you invest in our ADSs.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts, fees and commissions(1)	$	$
Proceeds, before expenses, to the selling shareholder(2)	$	$

(1)	See “Underwriting” beginning on page S-50 of this prospectus supplement for additional information regarding underwriting compensation.

(2)	We will not receive any proceeds from this offering. See “Use of Proceeds.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common shares have been registered with the Chilean Financial Market Commission (Comisión para el Mercado Financiero, or the “CMF”). The ADSs offered hereby will not be registered in the CMF Foreign Securities Registry (Registro de Valores Extranjeros) at the time of the offering. The CMF has not approved or disapproved of the securities offered hereby or determined if this prospectus is truthful or complete.

The underwriters expect to deliver the ADSs through the facilities of The Depository Trust Company against payment in New York, New York on or about                            , 2025.

Goldman Sachs & Co. LLC                                                          Barclays

The date of this prospectus supplement is             , 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

In making your investment decision, you should rely on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide any information that is different or in addition to the information provided herein and we do not take any responsibility for, and can provide no assurance regarding the reliability of, any information that others may give you. The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated July 18, 2024, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our ADSs. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common shares and ADSs and other information you should know before investing in our ADSs. This prospectus supplement also adds to, updates and changes some of the information contained in, the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document. See “Incorporation by Reference” herein for the documents we are incorporating by reference in this prospectus supplement.

In this prospectus supplement, references to the “underwriters” are to Goldman Sachs & Co. LLC and Barclays Capital Inc. References to “Chile” are to the Republic of Chile, and references to “Brazil” are to the Federative Republic of Brazil.

Before you invest in our ADSs, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by other companies or us. All such trademarks, service marks and trade names are the property of their respective owners.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Presentation of Financial Information

This prospectus supplement contains conversions of certain Chilean peso and Brazilian real amounts into U.S. dollars at specified rates solely for the convenience of the reader. These conversions should not be construed as representations that the Chilean peso and the Brazilian real amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless we specify otherwise, all references to “$,” “U.S.$,” “U.S. dollars” or “dollars” are to United States dollars, and references to “pesos,” “Chilean pesos” or “Ch$” are to Chilean pesos. References to “real,” “Brazilian real” or “R$” are to the Brazilian real, and references to “UF” are to Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

Unless we indicate otherwise, the U.S. dollar equivalent for information in Chilean pesos used in this prospectus is based on the “dólar observado” or “observed” exchange rate published by Banco Central de Chile (the “Central Bank of Chile”) as of June 30, 2025, which was Ch$935.74 per U.S.$1.00. Unless we indicate otherwise, the U.S. dollar equivalent for information in Brazilian real used in this prospectus supplement and any document incorporated by reference herein is based on the average “offer rate” published by Banco Central do Brasil (the “Central Bank of Brazil”) as of June 30, 2025, which was R$5.43 per U.S.$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean peso or Brazilian real. Unless we indicate otherwise, the Chilean peso equivalent for information in UF used in this prospectus supplement is based on the UF rate published by the Central Bank of Chile as of June 30, 2025, which was Ch$39,267.07 per UF1.00.

The information contained in this prospectus supplement should be read in conjunction with LATAM’s (i) audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years ended December 31, 2024, 2023 and 2022 (the “Audited Consolidated Financial Statements”), included in our 2024 Annual Report (as defined below), and (ii) unaudited interim consolidated financial statements as of June 30, 2025 and for the six-month periods ended June 30, 2025 and June 30, 2024 (the “Unaudited Interim Consolidated Financial Statements”), included in our report on Form 6-K furnished to the SEC on August 13, 2025, which are incorporated by reference in this prospectus supplement.

The aforementioned Audited Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) (“IFRS Accounting Standards”), and the aforementioned Unaudited Interim Consolidated Financial Statements have been prepared in accordance with International Accounting Standard 34 (IAS 34), Interim Financial Reporting, as issued by the IASB.

Non-IFRS Financial Measures (Unaudited)

In addition to our financial information that has been prepared and presented in accordance with IFRS, this prospectus supplement includes certain “non-IFRS financial measures.” Our calculation of these non-IFRS financial measures may be different from the calculation used by other companies, including our competitors in the aviation industry, and therefore, our measures may not be directly comparable to those of other companies. These non-IFRS financial measures should not be considered in isolation or as a substitute for measures of performance in accordance with IFRS Accounting Standards. These measures include:

●	“Total Operating Revenue,” which is the sum of our passenger revenues and cargo revenues and other income (which is equivalent to the sum of income derived from our loyalty program, tours, aircraft leasing, maintenance, customs and warehousing operations and other miscellaneous income);

●	“Total Operating Expenses,” which is the sum of our cost of sales, distribution costs, administrative expenses, other expenses, restructuring activities expenses and other gains and losses;

●	“Adjusted Operating Expenses,” which consists of our Total Operating Expenses adjusted to add back the effect of other gains and losses (including, but not limited to, contingencies related to non-current operations, fair value adjustments, and other one-time effects), and to deduct restructuring activities expenses, as further adjusted to add back aircraft rentals expense and adjustments in connection with our Corporate Incentive Plan, which is an employee benefit plan described in more detail in Notes 22(c) and 33(b) to our Audited Consolidated Financial Statements (the “Corporate Incentive Plan”). The Company created the Corporate Incentive Plan, an extraordinary and exceptional incentive plan, with the aim of incentivizing the retention of talent among the executives of the Company and in response to the exit of Chapter 11 proceedings, and these expenses are included within the administrative expenses line, specifically wages and benefits expenses;

●	“Adjusted Operating Income,” which is our Total Operating Revenue less our Adjusted Operating Expenses;

●	“Adjusted Operating Margin,” which is calculated by dividing Adjusted Operating Income by Total Operating Revenue;

●	“EBITDA,” which consists of net income/(loss) for the period before income taxes, financial costs and financial income, plus depreciation and amortization expense;

●	“Adjusted EBITDA,” which consists of net income/(loss) for the period before income taxes, financial costs and financial income, plus depreciation and amortization expense, as further adjusted to add back the effect of other gains and losses (including, but not limited to, contingencies related to non-current operations, fair value adjustments, and other one-time effects), and to deduct restructuring activities expenses, exchange rate differences, the result of indexation units and adjustments in connection with our Corporate Incentive Plan;

●	“Adjusted EBITDAR,” which consists of our Adjusted EBITDA plus aircraft rentals expense;

●	“Adjusted EBITDAR Margin,” which is calculated by dividing Adjusted EBITDAR by Total Operating Revenue;

●	“Adjusted Gross Debt,” which is calculated as the sum of our other current and non-current financial liabilities, less our hedge derivatives, our derivatives that do not qualify for hedge accounting and cash amounts held in reserve accounts to guarantee debt under certain Chapter 11 claims;

●	“Adjusted Gross Leverage,” which is calculated as our Adjusted Gross Debt divided by Adjusted EBITDAR for the specified four-quarter period;

●	“Adjusted Net Debt,” which is our Adjusted Gross Debt less our cash and cash equivalents and private investment funds;

●	“Adjusted Net Leverage,” which is calculated as our Adjusted Net Debt divided by Adjusted EBITDAR for the specified four-quarter period;

●	“Fleet Cash Cost,” which is calculated as the sum of payments of our lease liabilities, including principal and interest; principal and interest on aircraft financing; and payments for aircraft rentals, excluding payment to others relating to amortization and interest on non-fleet assets. There is no comparable IFRS financial measure presented in LATAM’s consolidated financial statements and thus no applicable quantitative reconciliation for such non-IFRS financial measure;

●	“Liquidity,” which is calculated as the sum of our cash and cash equivalents and undrawn revolving credit facility commitments;

●	“Unlevered Free Cash Flow,” which is calculated as the sum of net cash (outflow) inflow from operating and investing activities, adding payments from lease liabilities (amortization and interest) and financing pre-delivery payments, net of amounts raised from the sale of property, plant and equipment, and guarantee deposits received from the sale of aircraft; and

●	“Levered Free Cash Flow,” which consists of our Unlevered Free Cash Flow less aircraft and non-aircraft financing interest.

We believe that Total Operating Revenue, Total Operating Expenses, Adjusted Operating Expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Gross Debt, Adjusted Gross Leverage, Adjusted Net Debt, Adjusted Net Leverage, Fleet Cash Cost, Liquidity, Unlevered Free Cash Flow and Levered Free Cash Flow are useful supplemental measures to examine the underlying performance of our business. We believe Total Operating Revenue is a useful measure as it includes the total revenues being generated by LATAM, incorporating passenger revenues, cargo revenues and other income from sources like LATAM tours, maintenance, and our loyalty program, among others. We believe Total Operating Expenses is a useful measure as it includes all the operating costs and expenses incurred in the running of our business. We believe Adjusted Operating Expenses is a useful measure as it presents the sum of our costs of sales and several components of our operating expenses to present a supplemental measure of the expenses we incur in running our business. Adjusted Operating Income and Adjusted EBITDAR, along with the associated margins, are supplemental measures of our performance that we believe allow investors to gain insight into our operating performance while controlling for special items. We believe Adjusted Gross Debt, Adjusted Gross Leverage, Adjusted Net Debt and Adjusted Net Leverage are useful measures as they include items that are presented in separate line items in our balance sheet in accordance with IFRS Accounting Standards to present a measure of our total indebtedness, which we believe is useful to investors in evaluating our leverage. We believe Fleet Cash Cost is a useful measure as it isolates fleet-related expenses and liabilities to present a supplemental measure that quantifies the cost of financing and leasing our aircraft and includes all rental payments, amortization and interest for both operating and financial leases. We believe Unlevered Free Cash Flow is a useful supplemental measure of our cash flows as it isolates our cash flows from our operating activities and our investment activities before cash flows used to service our indebtedness. We believe Levered Free Cash Flow is a useful supplemental measure to evaluate our cash flows, as it captures the movement of cash, including all interest payments, prior to debt amortization and other non-operational transactions.

Total Operating Revenue, Total Operating Expenses, Adjusted Operating Expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Gross Debt, Adjusted Gross Leverage, Adjusted Net Debt, Adjusted Net Leverage, Fleet Cash Cost, Liquidity, Unlevered Free Cash Flow and Levered Free Cash Flow should not, however, be considered in isolation or as substitutes for total revenue, operating expenses, net income/(loss), cash flows from operating activities or any other measure of financial performance presented in accordance with IFRS or as a measure of our profitability or liquidity. Total Operating Revenue, Total Operating Expenses, Adjusted Operating Expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Gross Debt, Adjusted Gross Leverage, Adjusted Net Debt, Adjusted Net Leverage, Fleet Cash Cost, Liquidity, Unlevered Free Cash Flow and Levered Free Cash Flow as presented by us may exclude some but not all items that affect our total revenue, expenses, net income, indebtedness or cash flows, as applicable, and may not be comparable to similar measures presented by other companies in the same industries or similar industries. For a reconciliation of Total Operating Revenue, Total Operating Expenses, Adjusted Operating Expenses, Adjusted EBITDAR, Adjusted Operating Income, Liquidity, Unlevered Free Cash Flow and Levered Free Cash Flow to total revenue, cost of sales, net income, cash and cash equivalents and cash flow from operating activities, as applicable, and the calculation of Adjusted EBITDAR Margin, Adjusted Operating Margin, Adjusted Gross Debt, Adjusted Gross Leverage, Adjusted Net Debt, Adjusted Net Leverage and Fleet Cash Cost, see “Summary—Summary Historical Financial and Other Data—Reconciliation of Non-IFRS Financial Measures.” We believe that the inclusion of these measures in this prospectus supplement is appropriate to provide you with additional information about our operating performance, but you should not rely solely on such measures, and you should read them together with our consolidated financial statements incorporated by reference in this prospectus supplement and the operating data and financial information contained herein.

Information for the Twelve Months Ended June 30, 2025

In this prospectus supplement, we include certain financial and operating data for the twelve months ended June 30, 2025. We calculate the information for the twelve months ended June 30, 2025 as the applicable information for the year ended December 31, 2024 plus the six months ended June 30, 2025 minus the six months ended June 30, 2024. The data shown for this twelve-month period are considered non-IFRS financial measures. We believe this information is useful to investors as a supplement to our financial information presented for our fiscal periods in accordance with IFRS in order to present our performance or other applicable metrics for the most recent four consecutive quarter period we have reported.

Rounding

We have rounded percentages and certain U.S. dollar, Chilean peso and Brazilian real amounts contained in this prospectus supplement for ease of presentation. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Other Information

Unless the context otherwise requires, references to “LATAM Airlines Group,” “LATAM,” or the “Company” are to LATAM Airlines Group S.A., the unconsolidated operating entity, and references to “we,” “us,” “our,” “LATAM group” or the “group” are to LATAM Airlines Group S.A. and its consolidated affiliates. Other references to “LATAM,” as the context requires, are to the LATAM brand, which was launched in 2016 and brings together, under one internationally recognized name, such as LATAM Airlines Chile, LATAM Airlines Peru, LATAM Airlines Paraguay, LATAM Airlines Colombia, LATAM Airlines Ecuador, LATAM Airlines Brasil, LATAM Cargo Chile, LATAM Cargo Colombia, and LATAM Cargo Brasil.

LATAM Airlines Group S.A. and several of its affiliates and regional offices maintain accounting records and prepare financial statements in U.S. dollars, however some of the affiliates and regional offices perform such tasks in local currency. For example, affiliates such as TAM S.A., LATAM Airlines Colombia, TAM Mercosur and LATAM Argentina maintain their accounting records and prepare their financial statements in their respective local currencies. The regional offices maintain their accounting records according to the currency of their respective parent company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, including amendments and exhibits thereto, on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ADSs offered in this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common shares and ADSs, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website at ir.latam.com. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus supplement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference in this prospectus supplement the following documents or information that we have filed with the SEC:

●	our annual report on Form 20-F for the year ended December 31, 2024, as filed with the SEC on March 13, 2025 (SEC File No. 001-14728) (the “2024 Annual Report”);

●	our unaudited interim consolidated financial statements as of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024 and our Management’s Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024, which we furnished to the SEC on August 13, 2025 (SEC File No. 001-14728); and

●	any future reports on Form 6-K furnished to the SEC prior to the termination of the offering of the securities offered by this prospectus supplement that are identified in those reports as being incorporated by reference in this prospectus supplement.

We will provide without charge to each person to whom a prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated in this prospectus supplement by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates by reference. You may also request a copy of such information, at no cost, by writing us at investorrelations@latam.com or at Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile or by telephoning us at +56 (2) 2565-3844.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference herein contains forward-looking statements. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “forecast” or other similar expressions. Forward-looking statements, including statements about our beliefs and expectations, are not statements of historical facts. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

●	the factors described in the “Risk Factors” section in this prospectus supplement, the 2024 Annual Report and any other documents incorporated by reference herein;

●	conflicting interests among our major shareholders;

●	our ability to service our debt and fund our working capital requirements;

●	future demand for passenger and cargo air services in Chile, Brazil, other countries in Latin America and the rest of the world;

●	maintenance of our customer relationships due to potential changes in customers’ perception of the company, our brands and services in the future;

●	the state of the Chilean, Brazilian, other Latin American and world economies and their impact on the airline industry;

●	the effects of competition in the airline industry;

●	future terrorist incidents, cyberattacks or related activities affecting the airline industry;

●	future outbreak of diseases, or the spread of already existing diseases, affecting travel behavior and/or exports;

●	natural disasters affecting travel behavior and/or exports;

●	the relative value of the Chilean peso and other Latin American currencies compared to other world currencies;

●	the impact of geopolitical risk on the price of fuel, exchange rates, and demand for travel;

●	the impact of changes in immigration policies and import tariffs;

●	inflation;

●	competitive pressures on pricing;

●	our capital expenditure plans;

●	changes in labor costs, maintenance costs and insurance premiums;

●	fluctuation of crude oil prices and its effect on fuel costs;

●	cyclical and seasonal fluctuations in our operating results;

●	defects or mechanical problems with our aircraft;

●	problems with suppliers of aircraft, aircraft engines and engine parts;

●	our ability to successfully implement our growth strategy;

●	increases in interest rates; and

●	changes in regulations, including regulations related to access to routes in which we operate and environmental regulations.

Our forward-looking statements are not a guarantee of future performance, and our actual results of operations or other developments may differ materially from the expectations expressed in our forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results may be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, readers should not rely on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them, whether in light of new information or future events. You should also read carefully the risk factors described in the “Risk Factors” section in this prospectus supplement and in the documents incorporated by reference herein, including the 2024 Annual Report. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein. Potential investors in the ADSs should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Potential investors in the ADSs should carefully review the information under “Risk factors” in this prospectus supplement and “Item 3. Key Information—Risk Factors” in the 2024 Annual Report, which is incorporated by reference herein, and should understand that an investment in the ADSs involves a high degree of risk, including the possibility of loss of an investor’s entire investment.

Our Company

We are the largest airline group in South America, with almost twice the number of flights of any other airline group in the region, and one of the twelve largest airline groups in the world, as measured by the number of seats offered during the first half of 2025. As of June 30, 2025, we were ranked as the number one or two carrier by market share in every major aviation market in South America where LATAM group operates domestically, and we also maintain the largest overall network to and from South America for aircraft with more than 20 seats, serving domestic and regional markets as well as long-haul transcontinental services to destinations across North America, Europe, Africa and Oceania. As of June 30, 2025, LATAM group provided passenger transport services to 153 destinations in 27 countries and cargo services to 162 destinations (9 of which are cargo-only) in 32 countries (5 of which are cargo-only), with a fleet of 360 aircraft, including 20 dedicated cargo freighters, and 39,657 employees.

Given our relative scale and reach as compared to other carriers in the region, we believe no global airline is more important to its home market than LATAM group is to South America. Our global operations are strengthened by the combination of our cargo and passenger business, key strategic partnerships, various code-sharing agreements, commercial agreements and a joint venture agreement with Delta Air Lines, Inc. (“Delta”), which broadens our passenger and cargo reach and has recently been expanded to Argentina. As of June 30, 2025, we were the largest air cargo group carrier in South America, as measured by our cargo fleet, and play a key role in the transportation of essential goods, supporting supply chains and export industries. We also operate LATAM Pass, which is the largest airline loyalty program in South America. According to publicly available information, LATAM Pass is the eighth largest airline loyalty program in the world by number of members.

LATAM group’s origins date back to 1929 when the Chilean government originally founded LAN Airlines S.A. (“LAN”), which was Chile’s flag carrier. Following years of significant expansion, LAN merged with TAM S.A. of Brazil in 2012 and was renamed LATAM Airlines Group S.A. As a result of the unprecedented impact of COVID-19 on the global economy and the aviation industry in 2020, LATAM Airlines Group and several of its affiliates initiated a restructuring process that has now improved the group’s competitive positioning. As part of the restructuring process, we implemented various cost savings initiatives, including significant fleet cost reductions, headcount reductions and overall streamlining of our business processes to achieve over $1.3 billion in recurring annual cost savings. As a result of these cost savings and a structurally lower cost base, our cost structure is significantly lower than the cost structures of the global full-service carriers with which we compete. Additionally, upon emergence from our restructuring process during the fourth quarter of 2022, we improved our capital structure, with our other financial liabilities current and non-current decreasing 37% and our Adjusted Gross Debt decreasing by 39%, compared to when we initiated our restructuring process during the second quarter of 2020. For a reconciliation of Adjusted Gross Debt to our financial debt and lease liabilities under IFRS, see “—Summary Historical Financial and Other Data.” The competitive landscape in the South American aviation market has become more favorable, with several airlines exiting our core markets. This shift has reinforced our leadership position as the largest airline group in the region. Backed by this strengthened market position and our ongoing focus on financial discipline, we continue to deliver solid results and are executing our strategy of driving profitable growth.

Business Segments

Passenger Operations. We are the only airline group with a domestic presence in five South American markets, which include Brazil, Chile, Colombia, Ecuador and Peru, as well as regional flights and long-haul operations to four continents. We are ranked as the number one or two carrier by market share across all our domestic South American markets. We are also ranked as the number one carrier by capacity share within South America with almost two times the capacity share of the second largest carrier, as well as from South America to North America and to the Oceania region. We are ranked as the number three carrier by market share from South America to Europe, marginally behind two European carriers. We provide a premium product and service to our passengers through our hub-and-spoke model, the model primarily used by other global full-service carriers around the world. We operate three classes of service, including our premium business class product with lie-flat beds on long-haul transcontinental flights. Furthermore, in April 2025, LATAM group launched the new Business Class suites for the wide-body fleet. This new offering further elevates the comfort by introducing suite doors, the first of its kind in South America, for a world-class product with full privacy. Developed with a strong focus on sustainability and enhanced passenger comfort, the new Business Class offers an upgraded experience for premium customers, featuring full-flat seats with direct aisle access, high-definition screens, and modern charging ports.

To further upgrade the travel experience, LATAM group is introducing a new premium comfort cabin on its wide-body aircraft, positioned between premium business and economy. This innovative class is designed for travelers seeking greater comfort, space, and privacy, offering an onboard experience with upgraded seating and elevated service. This strategic investment reaffirms LATAM group’s commitment to delivering a superior travel experience, combining innovation, comfort and sustainability to meet the expectations of today’s global passengers.

In addition, we offer our passengers other amenities, such as award winning food and beverages, in-flight entertainment with exclusive content and Wi-Fi access across the majority of our narrow-body fleet. Furthermore, we recently announced the upcoming installation of Wi-Fi connectivity across our wide-body fleet, with implementation scheduled to begin in 2026. We also provide our premium business class and high value passengers on international flights access to modern lounges located at major airports across the world. Our passenger fleet is the largest in South America and consists of 340 aircraft, including 281 narrow-body aircraft (Airbus A320 family) for regional flying and 59 wide-body aircraft (Boeing 787, Boeing 777, Boeing 767, and Airbus A330 under short-term leases) for long-haul international flying. In the twelve months ended June 30, 2025, we transported approximately 84.2 million passengers, which is more than double that of the second largest carrier in South America over the same period.

Cargo Operations. Our cargo business is the largest in South America with significant domestic and international operations run by LATAM Cargo in Chile and cargo affiliates in Brazil and Colombia. We transport cargo through our fleet of 20 Boeing 767 dedicated freighter aircraft and in the belly space of all 340 of our passenger aircraft. Our cargo operations are highly synergistic with our passenger business as we are able to maximize cargo in the belly of passenger aircraft by strategically scheduling our dedicated freighter flying to feed into our global passenger routes to maximize our revenue opportunities. The United States is the main market for cargo traffic to and from South America, and we have headquartered our international cargo operations in Miami, Florida, which is the main U.S. gateway to South America. We also utilize passenger flights to and from Atlanta, Boston, New York, Los Angeles and Orlando for cargo and operate our seasonal dedicated freighter services to Chicago. In Europe, we transport cargo to and from South America and numerous destinations, including Barcelona, Lisbon, London, Milan, Paris, Rome, Frankfurt, Madrid, Amsterdam and Brussels. In the twelve months ended June 30, 2025, we transported more than one million tons of cargo across the world.

Loyalty Program. LATAM Pass is the largest airline loyalty program in South America with more than 51 million members, which is nearly double the size of the second largest program in South America, and is estimated to be the eighth largest airline loyalty program in the world. Our loyalty program is a strategic asset and a core source of value that differentiates us from other carriers in South America and throughout the world. LATAM Pass has commercial partnerships with the leading financial institutions in each market to offer our customers access to a variety of co-branded credit cards, which provide us with significant cash flows tied to everyday consumer spending. Our key financial partners include Itaú, Banco Santander, Livelo, Banco de Crédito del Perú, Banco de Bogotá, Banco de Occidente, Nubank and C6 Bank, among others. We also have many commercial partnerships with other global airlines, such as Delta, British Airways, Cathay Pacific, Iberia, Lufthansa, and Qatar Airways, among others, and with over 100 commercial partners, such as Disney, Booking.com, Cabify, Rappi, Amazon, Shell, Terpel and, most recently, Aramco, all of which enhance our value proposition to customers and expand our reach to many other global markets where we operate.

In 2024, LATAM Pass was recognized by the Frequent Traveler Awards 2024 as the “Airline Loyalty Program of the Year in the Americas” for the second consecutive year and the “Best Earning & Redemption Ability in the Americas.”

We also introduced several enhancements to the program in 2024, aimed at offering a more innovative and personalized experience. These key improvements include:

●	Expanded earning and redemption options across a wider range of partners.

●	Elimination of restrictions on earning qualifying points solely on LATAM flights, such that members can now accrue qualifying points on partner airline flights without limitations.

●	Broader alliance networks for earning qualifying points.

●	Updated elite status thresholds, making premium membership more accessible and attainable.

These changes reinforce our commitment to delivering greater flexibility, value, and engagement to our members, further strengthening LATAM Pass as a key driver of loyalty and growth.

Strong Financial Performance

Our Total Operating Revenue, net income, Adjusted EBITDAR and Adjusted Operating Income for the twelve months ended June 30, 2025 demonstrate the continued strength of our business and operational excellence. During the twelve months ended June 30, 2025, we generated $13.4 billion in Total Operating Revenue, which is 5.6% higher than for the twelve months ended June 30, 2024. We also generated net income of $1.2 billion for the twelve months ended June 30, 2025, which is 62.8% higher than for the twelve months ended June 30, 2024, and Adjusted Operating Income of $1.9 billion for the twelve months ended June 30, 2025, which is 28.1% higher than for the twelve months ended June 30, 2024. Additionally, we generated strong Adjusted EBITDAR, driven by disciplined cost management and the enduring benefits from our restructuring process. In this sense, during the twelve months ended June 30, 2025, we generated $3.5 billion in Adjusted EBITDAR, which is 24.5% higher than for the twelve months ended June 30, 2024. For a reconciliation of our Adjusted EBITDAR to our net income, see “—Summary Historical Financial and Other Data.”

Our solid financial performance over the past quarters underscores the strength and consistency of our business model. In the twelve-month period ended June 30, 2025, we continued to deliver robust results and strengthen our capital structure, supported by an efficient operation and a disciplined focus on cost containment. Furthermore, our capital structure remains healthy with our Adjusted Net Debt to Adjusted EBITDAR ratio at 1.6x. These achievements highlight our strong track record and demonstrate our successful performance but are not intended to forecast our results for any future period.

Our Competitive Strengths

We believe that the following key strengths allow us to compete successfully within the global airline industry:

We are the leading airline group serving South America by a wide margin.

We are the largest airline group in South America, having carried more than double the number of passengers of any other airline in the region during the twelve months ended June 30, 2025. As of June 30, 2025, almost one in every two passengers in South America flew with LATAM group. We offer service to 128 destinations in South America, more than any other carrier in the region, based on aircraft with more than 20 passengers, as well as to 25 additional international destinations across the world.

We have a significant market position in intra-South America flying, with 42% market share during the quarter ended June 30, 2025, which is a significantly higher market share than other global carriers have in their respective home regions. For example, American Airlines, one of the largest airlines in the world, had an 18% market share as of June 30, 2025 in the North American market, or less than half the share LATAM group had in the South American market as of the same date. Our leading market share within South America is driven by our strong position across all of our domestic markets. We are the largest carrier in Brazil, Chile and Peru, where our affiliates had market shares of 40%, 64% and 65%, respectively, as of June 30, 2025 or the most recent date available. We are the second largest carrier in Colombia and Ecuador, where our affiliates had domestic market shares of 27% and 45%, respectively, as of June 30, 2025.

We are the only truly global carrier serving South America.

Our leading market share positions within South America are enhanced by our broad international operations that represented 49% of our passenger revenue in the twelve months ended June 30, 2025. Our international network provides widespread connectivity to destinations throughout the South American region in addition to 25 long-haul destinations in other parts of the world. Through our significant presence in some of the largest hubs in South America, such as Santiago, Lima and São Paulo, we offer the most connectivity of any airline flying between South America and the rest of the world. We have the largest market share for flights from South America to North America with a 35% market share, within the scope of our joint venture with Delta, and to Oceania with a 79% market share as of June 30, 2025, in both cases including not just other South American airlines, but all airlines globally that fly these routes. Additionally, we are the largest South American carrier for flights from South America to Europe with a 17% market share, which is only two percentage points below the market leader, IAG, on these routes as of June 30, 2025. Our global network is further strengthened by our commercial and codeshare agreements with airlines across the world and our joint venture with Delta, which allows us to coordinate schedules and share profits with Delta on more than 300 routes across the Americas.

Given the size of our network, our fleet and our global reach, we believe that we are the only truly global carrier in South America. We are the only airline based in South America that flies to four continents, and we operate a significant amount of long-haul wide-body aircraft. We serve our global network with a wide-body fleet of 59 aircraft, which includes Boeing 787, Boeing 777, Boeing 767 aircraft and Airbus A330 under short-term leases, allowing us to connect South America to almost any destination in the world without a stopover. There are only two other carriers in South America that operate wide-body aircraft in our markets, and our wide-body fleet is nearly twice the size of the second largest wide-body operator in South America. Our network, fleet, product and service are all similar to that of the three large U.S. network carriers, Delta, United Airlines and American Airlines, and unique when compared to other airlines in South America. Given our competitive positioning in international markets and our fleet advantages, we do not believe any carrier based in South America is comparable to us.

We have an award-winning product and service-centric culture, focusing on employee engagement and relentless pursuit of continuous improvement of the customer experience.

We offer a premium level of service that we believe is unique in South America and on par with, or superior to, our global full-service carrier competitors. We provide three classes of service. For our long-haul transcontinental flights, our wide-body aircraft feature a premium business class product with lie-flat beds, while our narrow-body aircraft, utilized for domestic and regional flights, offer the premium economy service and all of our flights include the economy class. We have consistently invested in our product and value proposition by modernizing our fleet through retrofitting. As of June 30, 2025, approximately 90% of our narrow-body fleet has been retrofitted, along with over 60% of our long-haul wide-body aircraft. This allows passengers to enjoy a more modern and comfortable onboard experience. During the second quarter of 2025, we started operating our new business class suites, featuring full-flat seats with direct aisle access, high-definition screens, and modern charging ports. This new offering elevates the comfort even further by introducing suite doors—the first of its kind in South America, for a world-class product with full privacy. To further upgrade the travel experience, LATAM group is introducing a new premium comfort cabin on its wide-body aircraft, positioned between premium business and economy. This innovative class is designed for travelers seeking greater comfort, space, and privacy, offering an onboard experience with upgraded seating and elevated service. In addition, we offer our passengers other amenities, such as award-winning food and beverages, in-flight entertainment with exclusive content and Wi-Fi access across the majority of our fleet. We also provide our premium business class passengers access to modern lounges located at major airports around the world.

We foster a customer-centric culture, focused on employee engagement and a fair, empathetic, transparent and simple interaction with our clients. We strive to be more dependable to our clients every day, driven by our purpose to elevate every journey, always. This focus, combined with our other strengths like our network and loyalty program, have resulted in a double-digit growth in net promoter scores (“NPS”) since 2019, particularly with our premium customers, including LATAM Pass Elite members and passengers traveling in premium and business cabins. As of June 30, 2025, our premium customer NPS was 60 points, continuing a consistent upward trend from 32 points at the end of 2019, 54 points in 2023, and 56 points in 2024, representing a 28 point increase since 2019. In parallel, our total NPS has also grown steadily, reaching 56 points as of June 30, 2025, compared to 33 points at the end of 2019, 48 points in 2023, and 51 points in 2024, representing a 23-point increase since 2019.

We have also received numerous awards for our product and service. In 2025, Skytrax awarded us “Best Airline in South America” for the sixth year in a row in addition to various other product and service awards. Additionally, APEX Passenger Choice Awards certified us as a “Five Star Global Airline” in 2025 for the third consecutive year. We plan to continue to make strategic investments in our product and service to maintain a premium experience for our customers as growing satisfaction complements the goals of our loyalty program to increase customer loyalty and the lifetime value to our group.

Our mission is to connect Latin America with itself and the world through an extensive network of passengers and cargo transportation, operating with safety and care for our customers, while maintaining a balance between economic growth, efficiency, environmental care, and social well-being. We continue to make progress on the implementation of our single, unified brand, culture, product and value proposition for passengers across our group. Additionally, we are focused on the evolution of our digital strategy, including applications to address operational disruptions and artificial intelligence to both support the customer experience as well as promote operational efficiencies. For example, we have made progress in the personalization of content creation and direct communications to customers, reducing execution time significantly and increasing capabilities for direct sales and redemption. We have also embarked on a transformation journey aimed at leveraging the use of artificial intelligence in customer service for the automated resolution of certain standard cases, as well as the early detection of critical cases, which has had a significant positive impact on NPS. We continue to assess opportunities to incorporate service improvements and new technologies in order to respond effectively to our customers’ needs and improve their overall experience while flying with us. By seeking to provide our customers with the best possible end to end experience, we believe that we will continue to grow our revenues and expand our network further within South America and across the world.

We have a structurally lower cost base than other global full-service carriers.

We leveraged our restructuring process to meaningfully reduce our costs and grow our cost advantage over other global full-service carriers in the United States and Europe who are our principal competitors on long-haul routes serving South America. Our cost restructuring included a variety of organizational changes, such as fleet simplification and harmonization, workforce renegotiations, outsourcing non-core operations, insourcing maintenance activities and digital transformation of key customer platforms, among other initiatives. As a result, we achieved over $1.3 billion in annual cost savings. Most notably, for the twelve months ended June 30, 2025, our Fleet Cash Costs were significantly reduced compared to the year ended December 31, 2019. We renegotiated and rejected certain fleet contracts during the COVID-19 pandemic, when there was an excess supply of aircraft, which resulted in us obtaining long-term contracts with highly favorable pricing terms.

We also have inherent and durable structural cost advantages compared to the global carriers with which we compete, such as lower labor costs in our home markets than in the United States and Europe. Additionally, given the diversified geography of our operations, none of our union groups represent an outsized portion of our workforce, which provides a better context for union negotiations. The significant cost savings we achieved during our restructuring process combined with the structural cost advantages in our markets allow us to offer a product and service comparable to our full service global airline competitors at a significantly lower cost. For example, during the twelve months ended June 30, 2025, the Adjusted CASK Ex-Fuel of global full-service carriers was, on average, 63% higher than ours (global full-service carriers include Delta Air Lines, American Airlines, United Airlines, IAG Group, Lufthansa Group and Air France - KLM Group).

We have widened our cost advantage against our main global competitors over time. Since 2019, our Adjusted CASK Ex-Fuel increased by approximately two-tenths of a cent, primarily due to growing our cargo operations from 11 aircraft to 20 aircraft without a corresponding increase in ASKs. Our Adjusted CASK Ex-Fuel has remained nearly flat since 2023 due to the cost savings achieved during our restructuring process and our structurally lower cost base. In comparison, global carriers in the United States and Europe operate in higher cost geographies than South America and higher structural costs; as a result, their unit costs have increased exponentially more than ours in recent years. In 2019, LATAM’s Adjusted CASK ex-fuel stood at U.S.$4.5 cents, while other global full-service carriers were approximately 34% higher at U.S.$6.1 cents. Now, LATAM has slightly increased its unit cost to U.S.$4.7 cents for the twelve-month period ended June 30, while other global full-service carriers have reached U.S.$7.6 cents, 63% above LATAM’s.

We have a conservative capital structure with robust free cash flow generation.

We have a disciplined and conservative capital structure. As of June 30, 2025, our Adjusted Net Debt to Adjusted EBITDAR ratio was 1.6x, which is lower than the U.S. full service carriers, while our capital structure has also been supported by our strong free cash flow generation. In the last twelve months ended June 30, 2025, we generated $3.3 billion in cash flow from operating activities, $1.3 billion in Unlevered Free Cash Flow and $1.0 billion in Levered Free Cash Flow. Our robust free cash flow generation supports our strategic capital priorities, including growing our fleet through our order book of more than 120 aircraft. Additionally, as of June 30, 2025, we had approximately $3.6 billion in Liquidity, which represents 27.2% of Total Operating Revenue for the twelve months ended June 30, 2025.

We operate the largest airline loyalty program in South America and among the largest programs in the world.

Our loyalty program, LATAM Pass, is the largest airline loyalty program in South America with more than 51 million members, which is approximately double the size of the second largest program in South America, and also positions LATAM Pass among the largest airline loyalty programs in the world. Our program is highly attractive to customers because, unlike many other programs, it does not impose restrictions on flights for which miles can be redeemed or limit the number of seats available to program members on any of the flights operated by us, which is beneficial for customers given our broad network and the number of frequencies we operate on routes. We have hundreds of partners across various geographies that increase our program’s value proposition and make it more compelling to our customers. For example, we partner with Itaú, Santander, Livelo, Banco de Crédito del Perú, Banco de Bogotá, Banco de Occidente, Nubank and C6 Bank on our co-branded LATAM credit card portfolio, which generates significant third-party revenues and cash flow for our business. Additionally, LATAM Pass members can earn and redeem miles on a number of airline partners such as Delta, British Airways, Cathay Pacific, Iberia, Lufthansa, Qatar Airways, among others, and with over 100 commercial partners such as Disney, Booking.com, Shell, Cabify, Rappi, Amazon, Terpel, and, most recently, Aramco, among others. The value of our program has been recognized with multiple awards, including being named “Airline Loyalty Program of the Year in the Americas” for the second consecutive year and the “Best Earning & Redemption Ability in the Americas” by the Frequent Traveler Awards in 2024.

Our business is highly diversified, which supports greater stability in our earnings.

Our operations are geographically diversified, both within South America and when combined with our robust international operations. For the twelve months ended June 30, 2025, approximately 50% of our passenger capacity was related to international flights, while the remaining 50% was related to domestic flights within each of our five domestic markets in South America. Over the same period, approximately 49% of our passenger revenues were generated by our international operations, 32% by the domestic operations of LATAM Airlines Brazil, and the remaining 19% by the domestic operations of our affiliates in Chile, Colombia, Ecuador and Peru. This balanced revenue composition highlights the resilience and geographic breadth of our business model. Having access to five distinct markets allows us to strategically deploy assets and move capacity between markets based on the current supply-demand dynamics, thereby allowing us to maximize our revenue opportunities. As a result, we believe our passenger business is more flexible and diverse than local or global carriers that have more concentrated geographical exposure. Additionally, our significant international presence provides higher exposure to stable foreign currencies, such as U.S. dollars, than other carriers in South America, which allows us to better manage the impact of foreign exchange fluctuations on our businesses.

We also have large air cargo and loyalty program that further diversify our revenues and earnings. Our air cargo business is the largest in South America and serves key markets across the world by utilizing our fleet of 20 dedicated Boeing 767 freighter aircraft as well as belly space on all of our passenger aircraft. Our loyalty program is nearly twice the size of any other program in South America and is estimated to be the eighth largest airline loyalty program in the world. A large majority of the cash receipts from our loyalty program are generated from spending on co-branded credit cards issued by our financial partners, which are typically higher margin and more stable than our passenger operations as they are tied to overall consumer spending. As a result, our air cargo and loyalty program revenues partially mitigate seasonal revenue fluctuations in our passenger operations and generally reduce the volatility of our business over time.

Our management team has decades of aviation experience.

We benefit from our senior management team’s commitment to the success of our business. Our senior management team has significant experience in the aviation industry and more than 100 years of combined experience at LATAM. Our management team’s strong credentials are combined with our unique culture and diverse, vibrant and talented workforce. Roberto Alvo, our Chief Executive Officer, has over 23 years of experience in the aviation industry with LATAM in various roles, including Chief Commercial Officer, Vice President of International and Alliances, and Vice President of Strategic Planning and Development. Other members of our management team also have a long history with LATAM and prior experience at airlines.

Business Strategy

Our goal is to leverage our leadership position in South America to achieve profitable growth in both the domestic and international aviation markets. In support of our strategy, we intend to:

Capitalize on the high growth, underpenetrated South American aviation market.

We are the largest airline group in South America, which has been one of the world’s highest growth aviation markets for decades. According to Airbus, the South American aviation market is expected to grow at a CAGR of approximately 5% between 2025 and 2031, which is more than two times faster than North America over the same time period. Additionally, the South American market remains significantly less penetrated than the North American market, with the average person flying far fewer times per year in South America. As per an IATA State of the Americas report in February 2024, South America had approximately 0.6 trips per capita, which is far below the 2.6 trips per capita in North America during the same period. Historically, aviation markets with lower penetration have grown faster than aviation markets with higher penetration, and we believe that will continue to be the case in South America.

Grow our network both domestically and internationally.

We strive to offer the best range of destinations to, from and within South America and to deliver the best options for all of our passengers. We offer passenger service to 128 destinations in South America, more than any other carrier in the region, based on aircraft with more than 20 passengers, as well as to 25 additional international destinations across the world. Our network is strengthened by our partnerships with airlines across the world, comprising 30 codeshare agreements and 55 commercial agreements with a total of 57 airlines worldwide. These partnerships are highly valuable to both us and our partners, and they have been a key pillar of expanding our global reach. We intend to continue expanding and diversifying our route network to tap new opportunities and to meet growing demand.

Continue to strengthen our joint venture with Delta.

In 2020, we entered into a joint venture agreement with Delta and obtained final regulatory approvals from the U.S. Department of Transportation to implement this agreement in September 2022. This partnership enables us and Delta, with regulatory approval, to coordinate scheduling, pricing, marketing, sales and revenue management while sharing profits across all routes covered by the agreement. This partnership has allowed us to develop the most comprehensive network throughout the Americas, with access to more than 300 destinations. Delta and LATAM are both global full-service carriers with a premium product offering, and our ability to expand our network across the Americas with Delta has had significant benefits, such as increasing our value proposition, enabling market share growth and increasing revenue opportunities through additional points of sale. Additionally, there are revenue and cost synergies from the partnership that are generated through joint coordination and sourcing.

Since the joint venture’s initial implementation in 2022, the scope was expanded in February 2024, adding LATAM Airlines Ecuador and Ecuador to the geographical scope, along with the cargo affiliates in Chile, Brazil and Colombia. This growth continued in April 2025 with the announcement of Argentina’s incorporation into the joint venture, further strengthening the connectivity between both regions.

We have launched six routes jointly with Delta under the joint venture, including from Cartagena and Lima to Atlanta, from Bogotá and Santiago to Orlando, from Rio de Janeiro to New York and from São Paulo to Los Angeles. During the quarter ended June 30, 2025, the LATAM group and Delta had a combined 35% market share between North and South America within the scope of the agreement. Since the launch of the joint venture, we have operated 57 thousand flights, offered 14 million seats and transported over 13 million passengers, illustrating the scale and effectiveness of our combined network. We plan to continue developing our partnership with Delta to drive further profitable growth through strategic decision-making and by deepening our synergies.

Continue to expand and unlock value from our loyalty program and our customer experience.

LATAM Pass is the leading loyalty program in South America and the eighth largest in the world. Our program membership has grown by more than 60% since 2019, from approximately 30 million members to more than 51 million members as of June 30, 2025. Our loyalty program membership growth is largely tied to our strong and unique value proposition that provides our customers with access to the broadest network both within South America and globally and a high quality experience. We make investments in the customer experience to maintain our industry leading product, increase personalization, deploy leading technology innovations and maintain leading operational reliability. For example, we recently opened the new LATAM Signature check-in in Santiago in December 2024, designed to provide a seamless start to the journey through an exclusive experience for Black Signature and Black members. Additionally, our new LATAM Signature check-in in Lima opened on June 1, 2025, and our new lounges in Lima have just opened, alongside the upcoming opening of our new lounges in Guarulhos International Airport in São Paulo. Furthermore, we leverage digitalization technologies, including automatic check-in, self bag tags and an improved digital app, to provide our customers with a more seamless experience. We have also started using artificial intelligence to promptly resolve certain issues our customers may face, and we have already seen a positive impact on our NPS scores. We continue to focus on investing in and delivering the best experience to our customers as we believe this is a key driver for LATAM Pass membership growth and can have accretive benefits across our businesses. LATAM Pass has eight co-branded credit cards and more than 25 financial partners that provide our customers with more opportunities to earn miles in our program, as a result of these financial partners purchasing miles from us. These higher margin cash flow streams not directly tied to flying further strengthen our revenue diversification, while also supporting growth in our passenger business.

Leverage our modern fleet, order book and key long-term partnerships with top suppliers.

During our restructuring process, we reduced our cost base, which has been realized in large part through a more than 40% reduction in our Fleet Cash Costs, following renegotiations and rejections of certain fleet contracts. Furthermore, we renegotiated the cost of our future aircraft deliveries.

We currently have an order book based entirely on new technology aircraft with enhanced fuel efficiency alongside customer experience benefits. We select aircraft based on their ability to efficiently serve our regional and long-haul flight needs while also striving to reduce operational complexity by minimizing the number of different aircraft types we operate. We also act prudently when making aircraft purchase decisions in order to support our continued strong free cash flow profile. As of June 30, 2025, commitments with manufacturers included 81 new Airbus A320neo-family aircraft and 15 Boeing 787-9 aircraft to be delivered through 2030. In addition to these manufacturer deliveries, our lease commitments further strengthen our order book, bringing the total to more than 120 aircraft. These commitments translate into a robust delivery schedule over the coming years with our order book comprising 26 aircraft (24 narrow-body and 2 wide-body) for 2025, 28 aircraft (25 narrow-body and 3 wide-body) for 2026 and 87 aircraft (72 narrow-body and 15 wide-body) for 2027 through 2030. One wide-body and 13 narrow-body aircraft have already been received in the first half of 2025.

Beyond expanding our fleet, our narrow-body order book and lease commitments will be used to upgauge our fleet, which is a highly efficient form of growth. For example, we can replace a route currently served by an A319 with an A320neo or A321neo, which have 25% or 56% more seats, respectively. By 2026, we expect our narrow-body fleet to be composed of approximately 30% Neo aircraft, compared to 20% today. We also already operate the Airbus A320neo and Boeing 787, which will allow these aircraft to be seamlessly added to our fleet and further reduce our operating cost base while also enabling us to provide more service options to our customers on newer aircraft with our latest product, which we believe will further propel profitable growth and strong free cash flow.

Maintain our low-cost structure into the future while maintaining a sustainable capital structure and financial discipline.

As part of our cost discipline strategy, we have focused on three strategic pillars: (i) digital, data, and technology; (ii) business simplification; and (iii) fleet optimization, aimed at fostering a more efficient and flexible fleet. As a result, Adjusted Passenger CASK Ex-Fuel has remained consistent over the past two years, reaching $4.2 cents over the twelve months ended June 30, 2025, effectively mitigating inflationary pressures. More importantly, this performance has been achieved while simultaneously enhancing customer satisfaction. In this sense, our Net Promoter Score (NPS) reached 56 points in the second quarter of 2025, matching the record high reached in the first quarter of 2025, which we believe reflects the sustainability and customer-centric nature of our margin structure.

Furthermore, LATAM has an updated financial policy that is grounded in three core objectives: first, maintaining a robust balance sheet; second, funding profitable growth through investments; and third, enabling disciplined capital allocation, and maximizing shareholder returns. Over the past twelve months, our strong cash generation has allowed us to simultaneously reinvest in our business and return capital to shareholders. In 2025 to date, we returned $878 million to shareholders, comprising $293 million in dividends, which represented 30% of fiscal year 2024 net income, and $585 million through the execution of two share repurchase programs approved at the Extraordinary Shareholders’ Meetings held on March 17, 2025 and June 26, 2025.See “—Recent Developments—Share Repurchase Programs” below. As we continue to grow, we remain committed to maintaining a conservative capital structure and exploring further capital return alternatives, all while upholding financial discipline and enabling long-term value creation.

Recent Developments

Share Repurchase Programs

On March 17, 2025, our shareholders approved our first share repurchase program under Chilean law for the acquisition by us of our own shares in an amount not exceeding 1.6% of our total subscribed and paid shares of capital stock (9,671,006,041 shares). On April 30, 2025, we announced that our first share repurchase program was successfully executed and that the Company would complete the acquisition of the full amount of shares permitted under such repurchase program at a fixed price per share of Ch$15.02 pursuant to a pro rata OFB (oferta firme en bloque) mechanism on the Santiago Stock Exchange, effective on May 2, 2025. The repurchase program was directed only to common shares and was executed on the Santiago Stock Exchange.

On June 26, 2025, our shareholders approved the second share repurchase program under Chilean law for the acquisition by us of our own shares in an amount not exceeding 3.4% of our total subscribed and paid shares of capital stock (20,550,887,837 shares). On July 30, 2025, we announced that our second share repurchase program was successfully executed and that the Company would complete the acquisition of the full amount of shares permitted under such repurchase program at a fixed price per share of Ch$20.60 pursuant to a pro rata OFB (oferta firme en bloque) mechanism on the Santiago Stock Exchange, effective on July 31, 2025. The repurchase program was directed only to common shares and was executed on the Santiago Stock Exchange.

The share repurchase programs have both been completed. Chilean law provides that a company that has completed share repurchase programs cannot hold more than 5% of subscribed and paid shares of capital stock. Following the completion of the share repurchase programs described above, we hold to date the maximum number of shares that we can hold under applicable law.

On September 2, 2025, our board of directors approved the convening of an extraordinary shareholders’ meeting to be held on October 17, 2025. The purpose of this shareholders’ meeting is to seek shareholder approval for the cancellation of the shares acquired by the Company through the share repurchase programs described above (the “Treasury Shares”). While shareholder approval of the cancellation of the Treasury Shares is not guaranteed, if approved, such cancellation will result in a reduction of our share capital. This capital reduction would be implemented solely to reflect the cancellation of the Treasury Shares and therefore will not result in any distribution of proceeds to the Company’s shareholders.

Refinancing of Existing Debt Through Issuance of 2031 Notes

On July 7, 2025, we issued U.S.$800 million in principal amount of 7.625% senior secured notes due 2031 (the “2031 Notes”), in reliance on Rule 144A and Regulation S of the Securities Act. The proceeds from the 2031 Notes were used to repay in full our outstanding U.S.$700 million 13.375% secured notes due 2029 (the “2029 Notes”). The 2029 Notes were issued as a part of our Chapter 11 exit financing. As a result of this refinancing, LATAM expects to achieve annual interest savings of approximately U.S.$33 million and record a one-time accounting impact of approximately U.S.$104 million in its third quarter 2025 income statement.

The newly issued 2031 Notes are secured by the same collateral as the outstanding 7.875% senior secured notes due 2030. Additionally, collateral associated with LATAM’s cargo business has been or will be released, in line with conditions previously disclosed. The 2031 Notes were offered exclusively to qualified institutional buyers in the United States and non-U.S. persons under applicable exemptions and were not registered under U.S. securities laws.

Fuel Supply Agreement in Brazil

Since July 2021, we have maintained an Aviation Fuel Supply Agreement with Vibra Energia S.A. (formerly Petrobras Distribuidora S.A.) and a local agreement for services regarding our operations in Brazil. This agreement was originally scheduled to expire on June 30, 2024 but has been renewed, maintaining similar commercial terms, until December 31, 2026.

Corporate Information

We are a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. The Company was incorporated by a public deed dated December 30, 1983, an abstract of which was published in the Chilean Official Gazette (Diario Oficial de la República de Chile) No. 31,759 on December 31, 1983, and registered on page 20,341, No. 11,248 of the Chilean Real Estate and Commercial Registrar (Registro de Comercio del Conservador de Bienes Raices de Santiago) for the year 1983. Our corporate purpose, as stated in our by-laws, is to provide a broad range of transportation and related services, as more fully set forth in Article Four thereof.

Our principal executive offices are located at Av. Presidente Riesco 5711, Las Condes, Santiago, Chile. Our telephone number at this address is +56 (2) 2565 3844. Our website address is ir.latam.com. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. Our agent for service of process in the United States is Squire Patton Boggs (US) LLP, and its address is 1120 Avenue of the Americas, 13th Floor, New York, New York 10036.

THE OFFERING

Issuer	LATAM Airlines Group S.A.

Selling Shareholder	The selling shareholder listed in the table under the caption “Principal and Selling Shareholders.” See “Principal and Selling Shareholders.”

The Offering	The selling shareholder is offering 6,000,000 ADSs. Each ADS represents 2,000 common shares.

Offering Price	U.S.$ per ADS.

Use of Proceeds	All of the ADSs offered as part of the offering will be sold by the selling shareholder for its own account. We will not receive any of the proceeds from these sales.

Listing and Trading Market	Our ADSs are listed on the New York Stock Exchange under the symbol “LTM.” The common shares are listed on the Chilean Stock Exchanges under the symbol “LTM.”

Dividend Policy	See “Item 10. Additional Information —Memorandum and Articles of Association —Dividend and Liquidation Rights” in the 2024 Annual Report for further information.

Voting Rights	See “Item 10. Additional Information —Memorandum and Articles of Association — Shareholders’ Meetings and Voting Rights” in the 2024 Annual Report and “Description of Common Shares and American Depositary Shares” in the accompanying prospectus for further information.

Common Shares After the Offering	604,441,789,335 of our common shares are outstanding as of the date hereof and will be outstanding upon completion of the offering.

ADSs	Each ADS represents 2,000 common shares.

Lock-Up Agreements

The selling shareholder in this offering (the “Locked-Up Shareholder”), representing approximately 113.9 billion shares in the aggregate, or approximately 19% of our common shares (not giving effect to this offering), will enter into lock-up agreements. Under these agreements, the Locked-Up Shareholder may not, without the prior written consent of Goldman Sachs & Co. LLC and Barclays Capital Inc., subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common shares or substantially similar securities convertible into or exercisable or exchangeable for our common shares. These restrictions will be in effect for a period of 30 days after the date of this prospectus supplement. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements. See “Underwriting.”

In addition, approximately 25% of our common shares are held by shareholders who have agreed amongst themselves or as part of the subscription of the Company’s convertible notes Series H and the conversion thereof into common shares of the Company not to sell such shares until November 2026. For more information, see “Principal and Selling Shareholders—Agreements Limiting Certain Sales of Our Shares.”

Fees and Expenses	The depositary for our ADSs will charge any party depositing or withdrawing common shares, or any party surrendering ADSs or to whom ADSs are issued, certain fees and expenses, such as expenses incurred by the depositary in the conversion of foreign currency pursuant to the amended deposit agreement dated as of July 24, 2024 (the “Deposit Agreement”), and a fee of up to U.S.$5.00 per each 100 ADSs (or portion thereof) for certain actions, including the cancellation and withdrawal of ADSs. The Company has, for a limited period of time, agreed to assume the fees and expenses charged by the depositary in connection with certain events, including certain fees and expenses in connection with this offering. See “Description of ADSs and Common Shares” in this prospectus supplement and “Description of Securities—Fees and Expenses” in the accompanying prospectus for further information.

Depositary	JPMorgan Chase Bank, N.A.

Taxation	See “Taxation—Material United States Federal Income Tax Considerations” and “—Material Chilean Tax Considerations” in this prospectus supplement for more information.

Risk Factors	Investing in our ADSs involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page S-27 of this prospectus supplement.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The summary financial and other information set forth below as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022 has been derived from our Audited Consolidated Financial Statements. The summary financial and other information set forth below as of June 30, 2025 and for the six-month periods ended June 30, 2025 and 2024 has been derived from our Unaudited Interim Consolidated Financial Statements. Our Audited Consolidated Financial Statements are prepared in accordance with IFRS Accounting Standards, and our Unaudited Interim Consolidated Financial Statements were prepared in accordance with International Accounting Standard 34 (“IAS 34”), Interim Financial Reporting, as issued by the IASB.

The information below should be read in conjunction with the footnotes, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus supplement, our Audited Consolidated Financial Statements and related notes thereto and our Unaudited Interim Consolidated Financial Statements and related notes thereto, which have been incorporated by reference in this prospectus supplement, as well as “Presentation of Financial and Other Information” in this prospectus supplement and “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report incorporated by reference herein.

	Six months ended June 30, (Unaudited)		Year ended December 31,
The Company(a)(b)	2025	2024	2024	2023	2022
	(in U.S.$ millions, except percentages)
Statement of income data:
Revenue:
Passenger(h)	5,767.2	5,501.1	11,233.3	10,215.1	7,636.4
Cargo	824.2	749.4	1,599.8	1,425.4	1,726.1
Total revenue	6,591.4	6,250.5	12,833.0	11,640.5	9,362.5
Cost of sales	(4,766.2)	(4,740.3)	(9,565.9)	(8,816.6)	(8,103.5)
Gross margin	1,825.2	1,510.2	3,267.1	2,824.0	1,259.0
Other income(c)	98.2	100.8	200.7	148.6	154.3
Distribution costs	(264.0)	(301.4)	(606.2)	(587.3)	(426.6)
Administrative expenses	(397.9)	(381.1)	(824.5)	(683.3)	(576.4)
Other expenses	(290.2)	(230.6)	(459.8)	(532.8)	(531.6)
Restructuring activities expense	—	—	—	—	1,679.9
Other gains / (losses)	18.6	(43.1)	(36.2)	(91.0)	(347.1)
Operating Income (loss)	989.9	654.7	1,541.0	1,078.2	1,211.6
Financial income	60.0	62.5	142.4	125.4	1,052.3
Financial costs	(307.0)	(380.8)	(882.0)	(698.2)	(942.4)
Foreign exchange gains/(losses)	(126.0)	87.1	172.9	85.9	26.0
Result of indexation units	0.7	7.8	19.5	5.3	(1.4)
Income/(loss) before income taxes	617.5	431.3	993.9	596.5	1,346.1
Income tax (expense)	(19.1)	(26.0)	(16.5)	(14.9)	(8.9)
Net (loss) income for the period	598.4	405.2	977.4	581.6	1,337.1
Income/(loss) attributable to owners of the parent company	596.9	403.8	977.0	581.8	1,339.2
Income/(loss) attributable to non-controlling interests	1.6	1.4	0.5	(0.3)	(2.1)
Net income/(loss) for the period	598.4	405.2	977.4	581.6	1,337.1

	As of June 30, (Unaudited)		As of December 31,
	2025	2024	2024	2023	2022
Statement of financial position data:
Cash and cash equivalents	2,068.6	1,853.4	1,957.8	1,714.8	1,216.7
Other current assets in operation	2,218.6	2,147.5	1,913.5	2,385.9	2,233.3
Non-current assets (or disposal groups) classified as held for sale or as distribution to owners	10.3	80.5	29.1	102.7	86.4
Total current assets	4,297.5	4,081.3	3,900.4	4,203.4	3,536.4
Property, plant and equipment	11,028.7	9,535.3	10,186.7	9,091.1	8,411.7
Other non-current assets	1,278.7	1,273.4	1,166.2	1,372.8	1,262.9
Total non-current assets	12,307.4	10,808.7	11,352.9	10,463.9	9,674.6
Total assets	16,604.9	14,890.0	15,253.4	14,667.3	13,211.0
Total current liabilities	7,215.9	5,823.8	6,290.8	5,688.1	5,088.7
Total non-current liabilities	8,484.8	8,538.1	8,251.2	8,540.9	8,091.6
Total liabilities	15,700.8	14,362.0	14,542.0	14,229.0	13,180.3
Issued capital	5,003.5	5,003.5	5,003.5	5,003.5	13,298.5
Net equity attributable to Company’s equity holders	914.8	539.0	723.3	450.3	42.3
Non-controlling interest	(10.7)	(10.9)	(11.9)	(12.0)	(11.6)
Total equity	904.2	528.1	711.3	438.3	30.7
Total liabilities and equity	16,604.9	14,890.0	15,253.4	14,667.3	13,211.0

	For the six months ended June 30, (unaudited)		For the year ended December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions)
Statement of cash flows data:
Cash flow from (used in) operating activities	1,541.0	1,354.8	3,106.3	2,263.6	96.8
Cash flow from (used in) investing activities	(870.5)	(332.6)	(1,169.7)	(659.5)	(749.0)
Cash flow from (used in) financing activities	(621.0)	(803.1)	(1,564.9)	(1,150.2)	855.0

	For the six months ended June 30,		For the year ended December 31,
	2025	2024	2024	2023	2022
Additional financial data (unaudited):
Adjusted EBITDAR(d)	1,812.2	1,414.1	3,107.9	2,533.3	1,314.4
Adjusted EBITDAR Margin(d)	27.1%	22.3%	23.8%	21.5%	13.8%
Adjusted Operating Income(e)	996.0	736.5	1,660.2	1,327.9	134.9
Adjusted Operating Margin(e)	14.9%	11.6%	12.7%	11.3%	1.4%
Fleet Cash Cost	(484.1)	(429.4)	877.8	795.8	741.0
Unlevered Free Cash Flow(f)	742.7	705.8	1,299.1	1,087.3
Levered Free Cash Flow(g)	591.7	491.9	869.7	667.0

(a)	For more information on the subsidiaries included in this consolidated financial information, see Note 1 to our Audited Consolidated Financial Statements incorporated by reference herein.

(b)	The addition of the items may differ from the total amount due to rounding.

(c)	Other income included in this Statement of Income Data is equivalent to the sum of income derived from our loyalty programs, tours, aircraft leasing, maintenance, customs and warehousing operations and other miscellaneous income. For more information, see Note 27 to our Audited Consolidated Financial Statements incorporated by reference herein.

(d)	Adjusted EBITDAR consists of net income/(loss) for the period before income taxes and financial costs and financial income, plus depreciation and amortization expense, plus aircraft rentals expense, as further adjusted to add back the effect of other gains and losses, and to deduct exchange rate differences and the result of indexation units and adjustments in connection with our Corporate Incentive Plan. We believe that Adjusted EBITDAR and Adjusted EBITDAR Margin provide useful supplemental measures to examine the underlying performance of our business. For additional information about Adjusted EBITDAR and Adjusted EBITDAR Margin, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

(e)	Adjusted Operating Income consists of our Total Operating Revenue less our Adjusted Operating Expenses. Adjusted Operating Margin is calculated by dividing Adjusted Operating Income by Total Operating Revenue. Total Operating Revenue and Adjusted Operating Expenses are calculated as shown in the tables below. For additional information about Adjusted Operating Income, Adjusted Operating Margin, Total Operating Revenue and Total Operating Expenses, see “Presentation of Financial and Certain Other Information—Non-IFRS Financial Measures.”

(f)	Unlevered Free Cash Flow is calculated as the sum of net cash (outflow) inflow from operating and investing activities, adding payments from lease liabilities (amortization and interest) and financing pre-delivery payments, net of amounts raised from the sale of property, plant and equipment, and guarantee deposits received from the sale of aircraft. For additional information about Unlevered Free Cash Flow and Levered Free Cash Flow, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

(g)	Levered Free Cash Flow is calculated as our Unlevered Free Cash Flow less aircraft and non-aircraft financing interest.

(h)	For the twelve months ended June 30, 2025, passenger revenue was U.S.$11,499.4 million and cargo revenue was U.S.$1,674.6 million, representing total revenue of U.S.$13,173.9 million.

	As of June 30,		As of December 31,
	2025	2024	2024	2023	2022
Additional financial data (unaudited):
Adjusted Gross Debt(a)	7,518.2	7,111.1	7,150.5	6,936.2	6,467.6
Adjusted Gross Leverage(a)	2.1x	2.5x	2.3x	2.7x	4.9x
Adjusted Net Debt(a)	5,449.7	5,257.8	5,192.7	5,221.4	5,250.6
Adjusted Net Leverage(a)	1.6x	1.9x	1.7x	2.1x	4.0x
Liquidity(b)	3,643.6	2,953.4	3,532.8	2,814.8	2,316.7

(a)	Adjusted Gross Debt is calculated as the sum of our current and non-current financial liabilities, less our hedge derivatives, our derivatives that do not qualify for hedge accounting and cash amounts held in reserve accounts to guarantee certain Chapter 11 claims. Adjusted Net Debt is calculated as Adjusted Gross Debt less cash and cash equivalents. Adjusted Gross Leverage is calculated as our Adjusted Gross Debt divided by Adjusted EBITDAR for the specified four-quarter period. Adjusted Net Leverage is calculated as our Adjusted Net Debt divided by Adjusted EBITDAR for the specified four-quarter period. For additional information about Adjusted Gross Debt and Adjusted Net Debt, see “Presentation of Financial and Certain Other Information—Non-IFRS Financial Measures.”

(b)	Liquidity is calculated as the sum of our cash and cash equivalents and undrawn revolving credit facility commitments. For additional information about Liquidity, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

Reconciliation of Non-IFRS Financial Measures

The table below reconciles our Adjusted EBITDAR and Adjusted EBITDA to our net income/(loss) and reconciles our Adjusted Operating Income to our income (loss) from operation activities for the periods presented. These unaudited measures may differ from similarly titled measures reported by other companies and should not be considered in isolation or as a substitute for measures of performance in accordance with IFRS Accounting Standards.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions)
Reconciliation of Adjusted EBITDAR
Net income / (loss) for the period	598.4	405.2	977.4	581.6	1,337.1
Financial costs	307.0	380.8	882.0	698.2	942.4
Financial income	(60.0)	(62.5)	(142.4)	(125.4)	(1,052.3)
Income tax (expense)	19.1	26.0	16.5	14.9	8.9
Depreciation and amortization	816.2	677.6	1,447.7	1,205.4	1,179.5
EBITDA	1,680.7	1,427.2	3,181.1	2,374.7	2,415.7
Other gains / (losses)	(18.6)	43.1	36.2	91.0	347.1
Foreign exchange gains/(losses)	126.0	(87.1)	(172.9)	(85.9)	(26.0)
Restructuring activities expense	—	—	—	—	(1,679.9)
Result of indexation units	(0.7)	(7.8)	(19.5)	(5.3)	1.4
Adjustments for Corporate Incentive Plan(a)	24.7	36.4	78.8	66.8	53.3
Adjusted EBITDA	1,812.2	1,411.9	3,103.7	2,441.4	1,111.5
Aircraft rentals expense(b)	0.0	2.2	4.2	91.9	202.8
Adjusted EBITDAR	1,812.2	1,414.1	3,107.9	2,533.3	1,314.4

Reconciliation of Adjusted Operating Income
Operating Income (loss)	989.9	654.7	1,541.0	1,078.2	1,211.6
Other gains / (losses)	(18.6)	43.1	36.2	91.0	347.1
Restructuring activities	—	—	—	—	(1,679.9)
Adjustments for Corporate Incentive Plan	24.7	36.4	78.8	66.8	53.3
Aircraft Rentals Expense(b)	—	2.2	4.2	91.9	202.8
Adjusted Operating Income	996.0	736.5	1,660.2	1,327.9	134.9

(a)	With the aim of incentivizing the retention of talent among the executives of the Company and in response to the exit of the Chapter 11 proceedings, the Company created an extraordinary and exceptional incentive plan called the Corporate Incentive Plan. These items can be found within the administrative expenses line, specifically the wages and benefits expenses. For additional information about our Corporate Incentive Plan, see Notes 22(c) and 33(b) to our Audited Consolidated Financial Statements in the 2024 Annual Report.

(b)	Aircraft rentals expense corresponds exclusively to LATAM group’s fleet power-by-the-hour (“PBH”) contracts. The aircraft rentals expense line item is used to account for the expenses associated with the group’s variable payments related to aircraft. During 2021, the Company amended its aircraft lease contracts to include lease payments based on PBH at the beginning of the contract and fixed-rent payments in future periods. For these contracts that contain an initial period based on PBH and then a fixed amount, a right of use asset and a lease liability were recognized at the date of modification of the contract. These amounts continue to be amortized over the contract term on a straight-line basis starting from the modification date of the contract. Therefore, as a result of the application of the lease accounting policy, the expenses for the year include both the lease expense for variable payments (Aircraft Rentals) as well as the expenses resulting from the amortization of the right of use assets (included in the Depreciation line) and interest from the lease liability (included in Lease Liabilities).

The tables below sets forth how we calculate our Adjusted EBITDAR Margin and Adjusted Operating Margin for the periods presented.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions, except percentages)
Adjusted EBITDAR	1,812.2	1,414.1	3,107.9	2,533.3	1,314.4
Passenger revenues	5,767.2	5,501.1	11,233.3	10,215.1	7,636.4
Cargo revenues	824.2	749.4	1,599.8	1,425.4	1,726.1
Other income	98.2	100.8	200.7	148.6	154.3
Total Operating Revenue	6,689.6	6,351.3	13,033.7	11,789.2	9,516.8
Adjusted EBITDAR Margin(a)	27.1%	22.3%	23.8%	21.5%	13.8%

(a)	Adjusted EBITDAR Margin is calculated as Adjusted EBITDAR divided by Total Operating Revenue, a non-IFRS measure, which is the sum of our passenger revenues and our cargo revenues (which correspond to our revenues as reported under IFRS) plus other income, as shown in the table above.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions, except percentages)
Adjusted Operating Income	996.0	736.5	1,660.2	1,327.9	134.9
Passenger revenues	5,767.2	5,501.1	11,233.3	10,215.1	7,636.4
Cargo revenues	824.2	749.4	1,599.8	1,425.4	1,726.1
Other income	98.2	100.8	200.7	148.6	154.3
Total Operating Revenue	6,689.6	6,351.3	13,033.7	11,789.2	9,516.8
Adjusted Operating Margin(h)	14.9%	11.6%	12.7%	11.3%	1.4%

(h)	Adjusted Operating Margin is calculated as Adjusted Operating Income divided by Total Operating Revenue, a non-IFRS measure, which is the sum of our passenger revenues and our cargo revenues (which correspond to our revenues as reported under IFRS) plus other income, as shown in the table above.

The table below reconciles our Liquidity to our Cash and Cash Equivalents for the periods shown.

	As of June 30, (Unaudited)		As of December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions)
Cash and cash equivalents	2,068.6	1,853.4	1,957.8	1,714.8	1,216.7
Revolving credit facilities(a)	1,575.0	1,100.0	1,575.0	1,100.0	1,100.0
Liquidity	3,643.6	2,953.4	3,532.8	2,814.8	2,316.7

(a)	As of June 30, 2025 and December 31, 2024, we maintained three revolving credit facilities for a total amount of U.S.$1,850 million, one for an amount of U.S.$800 million, another for an amount of U.S.$750 million and the last one for U.S.$300 million. The first two are fully available, while the third has a balance of U.S.$25 million that is available and undrawn; accordingly, as of June 30, 2025 and December 31, 2024, we had U.S.$1,575 million in available and undrawn revolving credit facilities. As of June 30, 2024, December 31, 2023 and December 31, 2022, we maintained two revolving credit facilities for a total amount of U.S. $1,100 million, which were fully available to the Company as of such dates.

The table below reconciles our Unlevered Cash Flow and Levered Free Cash Flow to our cash flow from operating activities for the periods shown.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023
	(in U.S.$ millions)
Net cash (outflow) inflow from operating activities	1,541.0	1,354.8	3,106.3	2,263.6
Net cash (outflow) inflow from investing activities	(870.5)	(332.6)	(1,169.7)	(659.5)
Lease liabilities	(345.8)	(271.7)	(632.2)	(399.3)
Guarantee deposit received from the sale of aircraft	—	(7.0)	(7.0)	—
Financing pre-delivery payments	—	—	—	(71.0)
Capital raised for fleet-related financing	445.0	—	99.0	—
Amounts raised from the sale of property, plant and equipment	(27.0)	(37.7)	(97.3)	(46.5)
Unlevered Free Cash Flow	742.7	705.8	1,299.1	1,087.3
Aircraft financing interest	(117.5)	(177.4)	(69.2)	(76.5)
Non-aircraft financing interest	(33.5)	(36.5)	(360.2)	(343.8)
Levered Free Cash Flow	591.7	491.9	869.7	667.0

We believe “Adjusted Operating Expense” is a useful measure as it presents the sum of our costs of sales and several components of our operating expenses to provide a supplemental measure of the expenses we incur in running our business. “Adjusted Operating Expenses” include adjustments to add back the effect of other gains and losses (including, but not limited to, contingencies related to non-current operations, fair value adjustments, and other one-time effects), and to deduct restructuring activities gains, as further adjusted by the aircraft rentals expense and by our Corporate Incentive Plan (as defined below). The table below reconciles our Cost of sales to our Total Operating Expenses and Adjusted Operating Expenses for the periods shown.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions)
Cost of sales	4,766.2	4,740.3	9,565.9	8,816.6	8,103.5
Distribution costs	264.0	301.4	606.2	587.3	426.6
Administrative expenses	397.9	381.1	824.5	683.3	576.4
Other expenses(a)	290.2	230.6	459.8	532.8	531.6
Other gains / (losses)	(18.6)	43.1	36.2	91.0	347.1
Restructuring activities expense	—	—	—	—	(1,679.9)
Total Operating Expenses	5,699.8	5,696.5	11,492.7	10,711.0	8,305.2
Other gains / (losses)	18.6	(43.1)	(36.2)	(91.0)	(347.1)
Gains from restructuring activities	—	—	—	—	1,679.9
Corporate Incentive Plan(b)	(24.7)	(36.4)	(78.8)	(66.8)	(53.3)
Aircraft Rentals(c)	—	(2.2)	(4.2)	(91.9)	(202.8)
Adjusted Operating Expenses	5,693.6	5,614.8	11,373.5	10,461.3	9,381.9

(a)	Other expenses include, but are not limited to, IT and communication services, banking, fixed costs related to non-air operations (tours, warehouse, logistics) and other general expenses.

(b)	With the aim of incentivizing the retention of talent among the executives of the Company and in response to the exit of the Chapter 11 proceedings, the Company created an extraordinary and exceptional incentive plan (the “Corporate Incentive Plan”). These items can be found within the administrative expenses line, specifically the wages and benefits expenses. For additional information about our Corporate Incentive Plan, see Notes 22(c) and 33(b) to our Financial Statements.

(c)	Corresponds exclusively to LATAM group’s fleet power-by-the-hour (“PBH”) contracts. The aircraft rentals expense line item is used to account for the expenses associated with the group’s variable payments related to aircraft. During 2021, the Company amended its Aircraft Lease Contracts to include lease payments based on PBH at the beginning of the contract and fixed-rent payments later on. For these contracts that contain an initial period based on PBH and then a fixed amount, a right of use asset and a lease liability was recognized at the date of modification of the contract. These amounts continue to be amortized over the contract term on a straight-line basis starting from the modification date of the contract. Therefore, as a result of the application of the lease accounting policy, the expenses for the year include both the lease expense for variable payments (Aircraft Rentals) as well as the expenses resulting from the amortization of the right of use assets (included in the Depreciation line) and interest from the lease liability (included in Lease Liabilities).

The table below sets forth how we calculate Adjusted Gross Debt and Adjusted Net Debt for the periods presented:

	As of June 30, (Unaudited)		As of December 31,
	2025	2024	2024	2023	2022
	(in U.S.$ millions)
Other financial liabilities non-current	6,771.4	6,487.2	6,515.2	6,341.7	5,979.0
Other financial liabilities current	750.8	626.6	635.2	596.1	802.8
Hedge derivatives	(4.0)	(2.6)	—	(1.5)	—
Derivatives that do not qualify for hedge accounting	—	—	—	—	—
Associated guarantees(i)	—	—	—	—	(314.3)
Adjusted Gross Debt	7,518.2	7,111.1	7,150.5	6,936.2	6,467.6
Cash and cash equivalents	(2,068.6)	(1,853.4)	(1,957.8)	(1,714.8)	(1,216.7)
Private investment funds					(0.3)
Adjusted Net Debt	5,449.7	5,257.8	5,192.7	5,221.4	5,250.6

(i)	Debt with associated guarantees relates to debt arising from certain Chapter 11 claims that had funds delivered to an agent as restricted advances, the purpose of which was to settle the claims pending resolution existing at the exit of the Chapter 11 process. These advances were not included in cash and cash equivalents on our balance sheet. This item adjusts gross debt to deduct from the debt these restricted cash advances destined to settle the pending claims.

The table below sets forth how we calculate our Fleet Cash Costs for the periods presented. There is no comparable IFRS financial measure presented in LATAM’s consolidated financial statements and thus no applicable quantitative reconciliation for such non-IFRS financial measure.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2025	2023	2022
	(in U.S.$ millions)
Payments of lease liabilities	202.4	148.1	344.0	225.4	131.9
Lease liabilities interest	143.4	123.6	288.2	173.9	49.1
Aircraft financing principal	125.0	130.1	198.8	251.4	331.3
Aircraft financing interest	33.5	36.5	69.2	76.5	52.1
Aircraft rentals expenses(l)	0.0	2.2	4.2	91.9	202.8
Payment others(j)	(20.2)	(11.1)	(26.6)	(23.3)	(26.2)
Fleet Cash Costs	484.1	429.4	877.8	795.8	741.0

(j)	Payment others includes amortization and interest on non-fleet assets.

(l)	Aircraft rentals expense corresponds exclusively to LATAM group’s fleet PBH contracts. The aircraft rentals expense line item is used to account for the expenses associated with the group’s variable payments related to aircraft. During 2021, the Company amended its aircraft lease contracts to include lease payments based on PBH at the beginning of the contract and fixed-rent payments in future periods. For these contracts that contain an initial period based on PBH and then a fixed amount, a right of use asset and a lease liability were recognized at the date of modification of the contract. These amounts continue to be amortized over the contract term on a straight-line basis starting from the modification date of the contract. Therefore, as a result of the application of the lease accounting policy, the expenses for the year include both the lease expense for variable payments (Aircraft Rentals) as well as the expenses resulting from the amortization of the right of use assets (included in the Depreciation line) and interest from the lease liability (included in Lease Liabilities).

The table below sets forth how we calculate our Adjusted CASK Ex-Fuel for the periods presented. There is no comparable IFRS financial measure presented in LATAM’s consolidated financial statements and thus no applicable quantitative reconciliation for such non-IFRS financial measure.

	Six months ended June 30, (Unaudited)		Year ended December 31,
	2025	2024	2024	2023	2022	2021	2020	2019
Adjusted Operating Expenses (in U.S.$ millions)(m)	$5,693.6	$5,614.8	$11,373.5	$10,461.3	$9,381.9	$6,075.6	$6,000	$9,689.3
Aircraft fuel expenses (in U.S.$ millions)	$(1,860.8)	$(2,016.8)	$(3,970.1)	$(3,947.2)	$(3,882.5)	$(1,487.8)	$(1,045.3)	$(2,929.0)
Adjusted Operating expenses (Ex-Fuel)	$3,832.8	$3,597.9	$7,403.4	$6,514.1	$5,499.4	$4,587.8	$4,954.6	$6,760.3
ASK (billions)	82.1	76.2	157.9	137.3	113.9	67.6	55.7	149.1
Adjusted CASK Ex-Fuel (in U.S. cents)(n)	$4.7	$4.7	$4.7	$4.7	$4.8	$6.8	$8.9	$4.5

(m)	Adjusted Operating Expenses consists of our Total Operating Expenses adjusted to add back the effect of other gains and losses (including, but not limited to, contingencies related to non-current operations, fair value adjustments, and other one-time effects), and to deduct restructuring activities expenses. As further adjusted to add back the aircraft rentals expense and adjustments in connection with our Corporate Incentive Plan. The Company created the Corporate Incentive Plan, an extraordinary and exceptional incentive plan, with the aim of incentivizing the retention of talent among the executives of the Company and in response to the exit of Chapter 11 proceedings, and these expenses are included within the administrative expenses line, specifically wages and benefits expenses.

(n)	Adjusted CASK Ex-Fuel is Cost per ASK excluding fuel price variations. We calculate Adjusted Cask Ex-Fuel as our Adjusted Operating Expenses minus our aircraft fuel expenses, divided by our ASK, in each case for the periods shown.

Key Performance Indicators

The following are key performance indicators we use to assess our operations:

	Twelve months ended June 30,		Year ended December 31,
	2025	2024(a)	2024	2023	2022	2021
ASKs (billions)(b)	163.9	148.2	157.9	137.3	113.9	67.6
Passengers transported (millions)	84.2	79.2	82.0	73.9	62.5	40.2
Operating revenues:
Passenger revenues (in U.S.$ millions)(c)	$11,499.4	$11,044.3	$11,233.3	$10,215.1	$7,636.4	$3,342.4
Cargo revenues (in U.S.$ millions)	$1,674.6	$1,442.1	$1,599.8	$1,425.4	$1,726.1	$1,541.6
Other income (in U.S.$ millions)	$198.1	$172.4	$200.7	$148.6	$154.3	$227.3
Total Operating Revenue (in U.S.$ millions)	$13,372.1	$12,658.9	$13,033.7	$11,789.2	$9,516.8	$5,111.3
Adjusted Operating Expenses (in U.S.$ millions)(d)	$11,452.3	$11,160.8	$11,373.5	$10,461.3	$9,381.9	$6,075.6
Aircraft fuel expenses (in U.S.$ millions)	$3,814.0	$4,053.7	$3,970.1	$3,947.2	$3,882.5	$1,487.8
Adjusted CASK Ex-Fuel (in U.S. cents)(e)	$4.7	$4.8	$4.7	$4.7	$4.8	$6.8
Liquidity (in U.S.$ millions)(f)	$3,643.6	$2,953.4	$3,532.8	$2,814.8	$2,316.7	$1,046.8

(a)	Throughout this prospectus supplement, we calculate the information for the twelve months ended June 30, 2025 as the applicable information for the year ended December 31, 2024 plus the six months ended June 30, 2025 minus the six months ended June 30, 2024. See “Presentation of Financial Information—Information for the Twelve Months Ended June 30, 2025.”

(b)	For the second quarter of 2025 and 2024, our ASKs were 41 billion and 38 billion, respectively.

(c)	For the twelve months ended June 30, 2025, 49% of our passenger revenues were generated from international flights, 32% were generated from domestic flights in Brazil and 19% were generated from domestic flights in Spanish-speaking countries in South America.

(d)	Adjusted Operating Expenses consists of our Total Operating Expenses adjusted to add back the effect of other gains and losses (including, but not limited to, contingencies related to non-current operations, fair value adjustments, and other one-time effects), and to deduct restructuring activities expenses, as further adjusted to add back aircraft rentals expense and adjustments in connection with our Corporate Incentive Plan. The Company created the Corporate Incentive Plan, an extraordinary and exceptional incentive plan, with the aim of incentivizing the retention of talent among the executives of the Company and in response to the exit of Chapter 11 proceedings, and these expenses are included within the administrative expenses line, specifically wages and benefits expenses.

(e)	Adjusted CASK Ex-Fuel is Cost per ASK excluding fuel price variations. We calculate Adjusted Cask Ex-Fuel as our Adjusted Operating Expenses minus our aircraft fuel expenses, divided by our ASK, in each case for the periods shown.

(f)	We define Liquidity as the sum of our cash and cash equivalents and undrawn revolving credit facility commitments. We maintain revolving credit facilities for a total amount of U.S.$1,575 million in available and undrawn revolving credit facilities. See “Presentation of Financial Information-Non-IFRS Financial Measures.

RISK FACTORS

We have set forth risk factors in the 2024 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Company’s Business

You should read and consider the risk factors specific to the Company’s business. These risks are described in the 2024 Annual Report and in other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” for more detail on the information incorporated by reference in this prospectus supplement.

Risks Related to the Offering

Our major shareholders may have interests that differ from those of our other shareholders.

As of June 30, 2025, our major shareholders identified in “Principal and Selling Shareholders—Principal Shareholders” in this prospectus supplement beneficially owned, in the aggregate, approximately 57% of our common shares. Each of these shareholders could have interests that may differ from those of other shareholders, including our ADSs holders. While their interests are not necessarily aligned, these major shareholders hold shares, and will continue to hold shares after this offering, with sufficient voting power under Chilean law to approve substantially all of the forms of corporate action subject to decision by shareholders’ meetings, including the distribution of dividends above the minimum dividend required by law, to elect a majority of the members of our board of directors, direct our management and control substantially all matters that are to be decided by a vote of shareholders, including fundamental corporate transactions, except for certain matters that are subject to a 66.67% supermajority vote.

A significant portion of our total issued and outstanding common shares is eligible to be sold into the market in the near future, which could cause the market price of the ADSs or the common shares underlying the ADSs to drop significantly, even if our business is doing well.

Sales of a substantial number of our common shares in the public market, or the perception in the market that the holders of a large number of common shares intend to sell, could reduce the market price of our ADSs. Approximately 25% of our common shares are held by shareholders who have agreed amongst themselves or as part of the subscription of the Company’s convertible notes Series H and the conversion thereof into common shares of the Company not to sell such shares until November 2026 (the “Long-Term Sale Limitations”), as described in “Principal and Selling Shareholders—Agreements Limiting Certain Sales of Our Shares.” Additionally, the common shares held by the selling shareholder in this offering, representing approximately 19% of our common shares (not giving effect to this offering), will be subject to the 30-day lock-up agreements described in “Underwriting.” Following the expiration or waiver of the 30-day lock-up period, those shares held by the Locked-Up Shareholder may be transferred free of any contractual restriction, subject to applicable law. However, the underwriters are not a party to the Long-Term Sale Limitations, and the Long-Term Sale Limitations could be amended, waived or otherwise modified in most cases without the consent or knowledge of the underwriters or investors in this offering. Accordingly, a significant number of shares may be sold into the market upon the expiration or waiver of the lock-up period or at any time thereafter, and any such sale could materially adversely affect the market price of our ADSs and the price at which you may sell any ADSs you hold. Additionally, while any share can be sold at any time, the market perception of a potential large-scale sale of our common shares could create downward pressure on the market price of our ADSs and common shares.

In the future, we may also issue additional common shares if we need to raise capital, which could constitute a material portion of our then-issued and outstanding common stock. Any such issuances may dilute your ownership interest in the Company if preemptive rights are not exercised in a timely manner and have an adverse impact on the price of the ADSs or the common shares underlying the ADSs.

The market price of ADSs may be volatile, which could cause the value of your investment to decline.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of the ADSs or the common shares underlying the ADSs. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

●	our operating and financial performance and prospects;

●	our ability to repay our debt;

●	our access to financial and capital markets to refinance our debt or replace the existing credit facilities;

●	investor perceptions of us and the industry and markets in which we operate;

●	our dividend policy;

●	future sales of equity or equity-related securities;

●	announcements by third parties of significant claims or proceedings against us;

●	changes in, or results that vary from, earnings estimates or buy/sell recommendations by analysts; and

●	general financial, domestic, economic and other market conditions.

All of these factors could materially adversely affect the price of the ADSs or the common shares underlying the ADSs. The market price of the ADSs may decline below the initial offer price, and you may not be able to sell your ADSs at or above the price you paid in this offering, or at all.

In addition, our common shares are listed on the SSE and the ESE. Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. Chilean securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, your ability to sell the common shares underlying ADSs in the amount and at the price and time of your choice may be substantially limited. This limited trading market could increase the price volatility of the ADSs or the common shares underlying the ADSs, which could also result in price disparity between the trading prices of the two.

Holders of ADSs may be adversely affected by their limited voting rights.

Holders of ADSs may exercise voting rights with respect to common shares represented by ADSs only in accordance with the Deposit Agreement governing the ADSs. Holders of ADSs will face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. To exercise their voting rights, holders of ADSs must instruct the ADS depositary on a timely basis on how they wish to vote. Under the terms of the Deposit Agreement, if holders of ADSs do not provide JPMorgan Chase Bank, N.A., in its capacity as depositary for the ADSs, with timely instructions on the voting of the common shares underlying their ADSs, the depositary will be deemed to have been instructed to give a person designated by the board of directors the discretionary right to vote those common shares. The person designated by the board of directors to exercise this discretionary voting right may have interests that are aligned with certain of our major shareholders, which may differ from those of our other shareholders. Historically, our board of directors has designated its chairman to exercise this right, but there is no guarantee that it will do so in the future. The members of the board of directors elected by the shareholders in 2024 designated Mr. Ignacio Cueto to serve in this role. Mr. Cueto is a member of the Cueto Group, one of our major shareholders. See “Principal and Selling Shareholders.”

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the Chilean peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary could be adversely affected. Cash distributions made in respect of the ADSs are received by the depositary (represented by the custodian bank in Chile) in pesos, converted by the custodian bank into U.S. dollars at the then-prevailing exchange rate and distributed by the depositary to the holders of the ADRs evidencing those ADSs. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADRs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

Future changes in Chilean foreign investment controls and withholding taxes could negatively affect non-Chilean residents that invest in our shares.

Equity investments in Chile by non-Chilean residents have been subject in the past to various exchange control regulations that govern investment repatriation and earnings thereon. Although not currently in effect, regulations of the Central Bank of Chile have in the past imposed such exchange controls. Nevertheless, foreign investors or custodians (as applicable, whether investments are made directly or through such custodian) still have to provide the Central Bank of Chile with information related to equity investments in accordance with the provisions set forth in the compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales) of the Central Bank of Chile, as amended from time to time, including the amendment to become in effect on January 1, 2026 as a result of the resolution adopted by the Council of the Central Bank of Chile in its meeting held on January 25, 2024. Although the custodian for the ADS depositary is currently responsible for providing such information with respect to the ADS program to the Central Bank of Chile, we cannot predict what information Chilean regulators may require from holders of ADSs in the future. Furthermore, any changes in withholding taxes could negatively affect non-Chilean residents that invest in our shares.

We cannot assure you that additional Chilean restrictions applicable to the holders of ADSs, the disposition of the common shares underlying ADSs or the repatriation of the proceeds from an acquisition, a disposition or a dividend payment will not be imposed or required in the future, nor could we make an assessment as to the duration or impact, were any such restrictions to be imposed or required.

Our ADS holders may not be able to exercise preemptive rights in certain circumstances.

Chilean Corporate Law requires Chilean corporations to offer existing shareholders the right to subscribe a sufficient number of shares to maintain their existing percentage of ownership in a company whenever that corporation issues new shares for cash, subject to certain exceptions. Under this requirement, any preemptive rights will be offered by us to the depositary as the registered owner of the common shares underlying the ADSs, but holders of ADSs and shareholders located in the United States will not be allowed to exercise preemptive rights with respect to new issuances of shares by us unless a registration statement under the Securities Market Act is effective with respect to those common shares or an exemption from the registration requirements thereunder is available.

To the extent that a holder of our ADSs is unable to exercise its preemptive rights because a registration statement has not been filed, the depositary may attempt to sell the holder’s preemptive rights in Chile and distribute the net proceeds of the sale, net of the depositary’s fees and expenses, to the holder, provided that a secondary market for those rights exists and a premium can be recognized over the cost of the sale. A secondary market for the sale of preemptive rights can be expected to develop if the subscription price of the shares of our common stock upon exercise of the rights is below the prevailing market price of the shares of our common stock. However, we cannot assure you that a secondary market in preemptive rights will develop in connection with any future issuance of shares of our common stock or that, if a market develops, a premium can be recognized on their sale. Amounts received in exchange for the sale or assignment of preemptive rights relating to shares of our common stock will be taxable in Chile and in the United States. See “Taxation—Material Chilean Tax Considerations.” The inability of holders of ADSs to exercise preemptive rights in respect of common shares underlying their ADSs could result in a change in their percentage ownership of common shares following a preemptive rights offering. If a secondary market for the sale of preemptive rights does not develop and such rights cannot be sold, they will expire, and a holder of our ADSs will not realize any value from the grant of the preemptive rights. In either case, the equity interest of a holder of our ADSs in us will be diluted proportionately.

We are not required to disclose as much information to investors as a U.S. issuer is required to disclose and, as a result, you may receive less information about us than you would receive from a comparable U.S. company.

The corporate disclosure requirements that apply to us may not be equivalent to the disclosure requirements that apply to a U.S. company and, as a result, you may receive less information about us than you would receive from a comparable U.S. company. We are subject to the reporting requirements of the Exchange Act. The disclosure requirements applicable to foreign issuers under the Exchange Act are more limited than the disclosure requirements applicable to U.S. issuers. Publicly available information about issuers of securities listed on Chilean stock exchanges also provides less detail in certain respects than the information regularly published by listed companies in the United States or in certain other countries. Furthermore, there is a lower level of regulation of the Chilean securities market and of the activities of investors in such markets as compared with the level of regulation of the securities markets in the United States and in certain other developed countries. For further information, see “Item 16G. Corporate Governance” in our 2024 Annual Report.

Chilean law may prohibit us from entering into and enforcing lock-up agreements.

Under Chilean law, we are unable to enter into or enforce lock-up agreements that prohibit the offer, sale, or other trading of our securities if such lock-up agreements would be for the benefit of one or a group of shareholders. Accordingly, only the underwriters would be able to enforce any prohibitions under the lock-up agreements entered into in connection with this offering.

It may be difficult for investors outside Chile to serve process on, or enforce foreign judgments against, us in connection with the offering.

We are incorporated in Chile. As a result, it may be difficult for investors outside Chile to serve process on, or enforce foreign judgments against, us in connection with the offering. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

You may have fewer and less well-defined shareholders’ rights than if you owned shares of a company in the United States.

Our corporate affairs are governed by our by-laws and the laws of Chile. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to directly attend shareholders’ meetings, and, if given the right to vote, they may only vote through the ADS depositary.

Under Chilean law, a shareholder is required to be registered in our shareholders’ registry at midnight on the fifth business day prior to a shareholders’ meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders’ meetings because the shares underlying the ADSs will be registered in the name of the ADS depositary. While a holder of ADSs is entitled to instruct the ADS depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our shares underlying the ADSs if a holder of ADSs does not instruct the ADS depositary with respect to voting.

Lawsuits against us brought outside of Chile, or complaints against us based on foreign legal concepts, may be unsuccessful.

Our company is a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of the Republic of Chile. Most of our directors and officers, taken as a whole, reside outside the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, if any of our shareholders, or holders of ADSs, were to bring a lawsuit against our officers or directors in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons. Likewise, it may be difficult for them to enforce judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws in the United States against them in the United States.

In addition, there is no treaty between the United States and Chile providing for the reciprocal enforcement of foreign judgments. However, Chilean courts have enforced judgments rendered in the United States, provided that the Chilean court finds that the United States court respected basic principles of due process and public policy. Nevertheless, there is doubt as to whether an action could be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

USE OF PROCEEDS

All of the securities offered in this offering will be sold by the selling shareholder for its own account. We will not receive any of the proceeds from these sales.

CAPITALIZATION

The following table sets forth information concerning our total capitalization, which is comprised of cash and cash equivalents, secured debt, unsecured debt, lease liabilities and total equity as of June 30, 2025.

You should read this table in conjunction with the section entitled “Summary—Summary Historical Financial and Other Data” and our consolidated financial statements and related notes incorporated by reference herein from our Unaudited Interim Consolidated Financial Statements and the 2024 Annual Report.

As of June 30, 2025 (Unaudited)
(U.S.$ thousands)
Cash and cash equivalents	2,068,558
Debt and lease liabilities
Total secured debt	4,042,429
Total unsecured debt	162,773
Total lease liabilities	3,313,039
Total debt and lease liabilities	7,518,241
Total equity	904,155
Total capitalization	8,422,396

There has been no material change to our capitalization since June 30, 2025, except that our cash and cash equivalents included in the above table do not reflect the share repurchase program completed by us in the third quarter of 2025. See “Summary—Recent Developments—Share Repurchase Programs.” Because we will not receive any consideration from the offering, the offering will not materially affect our total capitalization as of June 30, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The summary consolidated interim financial information of the Company set forth below as of June 30, 2025, and for the six-month periods ended June 30, 2025 and 2024, has been derived from our Unaudited Interim Consolidated Financial Statements, incorporated by reference into this prospectus supplement. Our Unaudited Interim Consolidated Financial Statements were prepared in accordance with International Accounting Standard 34 (IAS 34), Interim Financial Reporting, as issued by the IASB.

The following discussion of the Company’s results of operations for the six-month periods ended June 30, 2025 and 2024 should be read in conjunction with our Unaudited Interim Consolidated Financial Statements and 2024 Annual Report.

The following table sets forth certain income statement data for LATAM Airlines Group for the six-month periods ended June 30, 2025 and 2024.

	Six months ended June 30, (Unaudited)		2025/2024
The Company(a)(b)	2025	2024	% change
Statement of income data:		(in U.S. millions)
Revenue:
Passenger	5,767.2	5,501.1	4.8%
Cargo	824.2	749.4	10.0%
Total revenue	6,591.4	6,250.5	5.5%
Cost of sales	(4,766.2)	(4,740.3)	0.5%
Gross margin	1,825.2	1,510.2	20.9%
Other income(c)	98.2	100.8	(2.5)%
Distribution costs	(264.0)	(301.4)	(12.4)%
Administrative expenses	(397.9)	(381.1)	4.4%
Other expenses	(290.2)	(230.6)	25.9%
Other gains/(losses)	18.6	(43.1)	(143.1)%
Financial income	60.0	62.5	(4.0)%
Financial costs	(307.0)	(380.8)	(19.4)%
Foreign exchange gains/(losses)	(126.0)	87.1	(244.7)%
Result of indexation units	0.7	7.8	(90.8)%
Income before taxes	617.5	431.3	43.2%
Income tax (expense)	(19.1)	(26.0)	(26.7)%
Net income for the period	598.4	405.2	47.7%
Income attributable to owners of the parent company	596.9	403.8	47.8%
Income/(loss) attributable to non-controlling interests	1.6	1.4	11.4%
Net income for the period	598.4	405.2	47.7%

(a)	For more information on the subsidiaries included in this consolidated financial information, see Note 1 to our Audited Consolidated Financial Statements in the 2024 Annual Report incorporated by reference herein.

(b)	The addition of the items may differ from the total amount due to rounding.

(c)	Other income included in this Statement of Income Data is equivalent to the sum of income derived from loyalty programs, tours, aircraft leasing, maintenance, customs and warehousing operations, and other miscellaneous income. For more information, see Note 27 to our Unaudited Interim Consolidated Financial Statements incorporated by reference herein.

Six-Month Period Ended June 30, 2025 Compared to the Six-Month Period Ended June 30, 2024

Net Income

For the six months ended June 30, 2025, we recorded a net profit of U.S.$598.4 million, of which U.S.$596.9 million is attributable to owners of the parent, which represents an increase in net income of U.S.$193.2 million and net income attributable to owners of the parent of U.S.$193.0 million, respectively, compared to U.S.$405.2 million of net income and U.S.$403.8 million of net income attributable to owners of the parent, for the same period ended June 30, 2024. Our net income for the six months ended June 30, 2025 was mainly explained by a strong operational performance within the context of a healthy demand environment.

Revenue

For the six months ended June 30, 2025, total revenue increased 5.5% relative to the same period of the prior year, reaching U.S.$6,591.4 million. This was due to an increase of 4.8% in passenger revenues, and an increase of 10.0% in cargo revenues compared to the same period in 2024.

For the six months ended June 30, 2025, passenger revenue amounted to U.S.$5,767.2 million, a 4.8% increase compared to U.S.$5,501.1 million in passenger revenue recorded in the same period of the prior year. Capacity increased by 7.8% compared to the same period in 2024, while passenger revenue per available seat kilometer (“PRASK”) reached U.S.$7.0 cents, reflecting a decrease of 2.7% as compared with the same period of 2024, mainly driven by foreign exchange rate depreciation and increased capacity.

For the six months ended June 30, 2025, cargo revenue was U.S.$824.2 million, 10.0% higher than the cargo revenue recorded in the same period of the prior year. Increasing unit revenue and capacity contributed to the additional revenue generated. Cargo capacity, measured in available ton kilometers (“ATK”), grew by 4.2%, while unit revenue, measured in revenues for ATK (“RATK”), increased by 5.6%, mainly driven by a stronger southbound demand from Europe and North America to South America.

Cost of Sales

For the six months ended June 30, 2025, our cost of sales increased by 0.5% compared to the same period of the prior year, to U.S.$4,766.2 million. This slight increase, despite the 7.8% increase in passenger operations, was the result of LATAM group’s commitment to cost containment, supported by a decrease in jet fuel prices and the positive impact of foreign exchange rate effects associated particularly with the depreciation of the Brazilian real during the six-month period. The following table presents the breakdown by item, followed by the corresponding explanations below:

	Six months ended June 30,
	2025	2024	2025	2024	2025/2024 % change
	(in U.S.$ million)		(as a percentage of revenue)
Revenue	6,591.4	6,250.5	100.0%	100.0%	5.5%
Cost of sales	(4,766.2)	(4,740.3)	(72.3)%	(75.8)%	0.5%
Aircraft fuel	(1,860.8)	(2,016.8)	(28.2)%	(32.3)%	(7.7)%
Other rentals and landing fees	(789.8)	(788.5)	(12.0)%	(12.6)%	0.2%
Wages and benefits	(698.6)	(648.4)	(10.6)%	(10.4)%	7.7%
Depreciation and amortization	(744.2)	(622.0)	(11.3)%	(10.0)%	19.6%
Aircraft maintenance	(364.0)	(354.1)	(5.5)%	(5.7)%	2.8%
Passenger service	(170.0)	(154.3)	(2.6)%	(2.5)%	10.2%
Aircraft rentals expense(a)	—	(2.2)	—%	—%	(100.0)%
Other cost of sales	(138.8)	(154.0)	(2.1)%	(2.5)%	(9.9)%

(a)	Aircraft rentals expense corresponds exclusively to LATAM group’s fleet PBH contracts. The aircraft rentals expense line item is used to account for the expenses associated with the group’s variable payments related to aircraft. During 2021, the Company amended its aircraft lease contracts to include lease payments based on PBH at the beginning of the contract and fixed-rent payments in future periods. For these contracts that contain an initial period based on PBH and then a fixed amount, a right of use asset and a lease liability were recognized at the date of modification of the contract. These amounts continue to be amortized over the contract term on a straight-line basis starting from the modification date of the contract. Therefore, as a result of the application of the lease accounting policy, the expenses for the year include both the lease expense for variable payments (Aircraft Rentals) as well as the expenses resulting from the amortization of the right of use assets (included in the Depreciation line) and interest from the lease liability (included in Lease Liabilities).

For the six months ended June 30, 2025, aircraft fuel expenses were U.S.$1,860.8 million, a 7.7%, or U.S.$156.0 million, decrease compared to U.S.$2,016.8 million in the same period in 2024. This decrease is driven by a 13.0% decrease in the average jet fuel price (including hedges) which more than offset a 6.0% increase in fuel consumption associated with the expansion of operations. Additionally, during the six months ended June 30, 2025, we recorded a U.S.$18.5 million loss from fuel hedges compared to a U.S.$21.8 million gain recorded during the same period in 2024.

For the six months ended June 30, 2025, other rentals and landing fees totaled U.S.$789.8 million, a 0.2%, or U.S.$1.3 million, increase compared to U.S.$788.5 million in the same period in 2024. Despite increased international operations, this expense line was positively impacted by lower airport fees and handling costs.

For the six months ended June 30, 2025, wages and benefits expense totaled U.S.$698.6 million, a 7.7%, or U.S.$50.2 million, increase compared to U.S.$648.4 million for the same period in 2024. This increase is mainly explained by the increase in the average headcount of the group, particularly in cabin crew, in line with the increase in passenger operations.

For the six months ended June 30, 2025, depreciation and amortization reached U.S.$744.2 million, a 19.6%, or U.S.$122.2 million, increase compared to U.S.$622.0 million in the same period in 2024, mainly explained by an increase in the number of aircraft in the fleet during this period, including newer aircraft.

For the six months ended June 30, 2025, aircraft maintenance totaled U.S.$364.0 million, an 2.8%, or U.S.$9.9 million, increase compared to U.S.$354.1 million in the same period in 2024 explained by increased level of operations and cost escalation driven by supply chain issues, and partially offset by the reversal of certain maintenance provisions related to the early termination of operating lease contracts that consequently transitioned to finance leases.

For the six months ended June 30, 2025, passenger service totaled U.S.$170.0 million, a 10.2%, or U.S.$15.7 million, increase compared to U.S.$154.3 million in the same period in 2024, which is primarily explained by a 5.6% increase in the number of passengers carried during the period, and a more significant international mix in operations.

For the six months ended June 30, 2025, aircraft rentals reached U.S.$0.0 million, a 100.0%, or U.S.$2.2 million, decrease compared to U.S.$2.2 million in the same period in 2024. This decrease is explained by the expiration of all power-by-the-hour (“PBH”) contracts for aircraft. The aircraft rentals expense line item includes costs associated with lease payments based on PBH for contracts that have been modified to that structure. The aircraft rentals expense line item is used to account for the expenses associated with the group’s variable payments related to aircraft.

For the six months ended June 30, 2025, other cost of sales reached U.S.$138.8 million, a 9.9%, or U.S.$15.2 million, decrease compared to U.S.$154.0 million in the same period in 2024, principally due to reduced costs related to aircraft scrap materials.

As a result of the above, gross margin (defined as total revenue minus cost of sales) as of June 30, 2025, totaled a gain of U.S.$1,825.2 million, compared to a gain of U.S.$1,510.2 million as of June 30, 2024.

Other Consolidated Results

For the six months ended June 30, 2025, other income totaled U.S.$98.2 million, generated primarily from LATAM Travel tour services and warehousing activities. This represented a 2.5% or U.S.$2.6 million decrease compared to the same period in 2024.

For the six months ended June 30, 2025, distribution costs totaled U.S.$264.0 million, a 12.4%, or U.S.$37.4 million, decrease compared to the same period in 2024, mostly attributed to an increase in digital direct sales.

For the six months ended June 30, 2025, administrative expenses totaled U.S.$397.9 million, a 4.4%, or U.S.$16.8 million, increase compared to the same period in 2024, mainly due to the increase in headcount.

For the six months ended June 30, 2025, other expenses totaled U.S.$290.2 million, a 25.9%, or U.S.$59.6 million, increase compared to the same period in 2024, mainly as a result of higher computer and communication services, marketing and other expenses.

For the six months ended June 30, 2025, financial income totaled U.S.$60.0 million, a 4.0%, or U.S.$2.5 million, decrease compared to the same period in 2024, mainly as a result of lower interest rates following the U.S. Federal Reserve’s rate cuts in the second half of 2024, offset by a higher level of cash balance compared to the same period in the prior year.

For the six months ended June 30, 2025, financial costs totaled U.S.$307.0 million, a 19.4%, or U.S.$73.8 million, decrease compared to the same period in 2024, mainly explained by the interest rate savings obtained from the refinancing of our 2027 Notes completed in October 2024.

For the six months ended June 30, 2025, foreign exchange gains (losses) totaled U.S.$126.0 million in losses, a 244.7%, or U.S.$213.1 million, decrease compared to the same period in 2024, mainly as a result of the appreciation of the Brazilian real compared to December 31, 2024.

For the six months ended June 30, 2025, other gains and losses amounted to U.S.$18.6 million in gains, compared to a loss of U.S.$43.1 million in 2024, principally explained by the impact of early termination of aircraft under operating leases that consequently transitioned to finance leases during the period, and partially offset by labor contingencies in Argentina.

For the six months ended June 30, 2025, income tax cost totaled U.S.$19.1 million, a 26.7%, or U.S.$6.9 million, decrease compared to the same period in 2024, reflecting the higher income during the period and the use of tax losses in some countries where we operate.

Liquidity and Cash Flow from Operating Activities

Additionally, as of June 30, 2025, we reported U.S.$2,068.6 million in cash and cash equivalents. In addition, as of June 30, 2025, we had a balance of U.S.$1,575 million that was available and undrawn under our revolving credit facilities.

During the six months ended June 30, 2025, we also registered positive net cash flow from operating activities of U.S.$1,541.0 million, compared to an inflow of U.S.$1,354.8 million during the same period of 2024.

As of June 30, 2025, we had consolidated fleet debt (operational leases and finance leases) of U.S.$4.8 billion, as well as non-fleet debt of U.S.$2.7 billion, resulting in total gross debt of U.S.$7.5 billion.

DESCRIPTION OF ADSs AND COMMON SHARES

Common Shares

For a description of our common shares that are represented by our ADSs, see “Item 10. Additional Information — B. Memorandum and Articles of Association” in the 2024 Annual Report, which is incorporated by reference herein.

American Depositary Shares

For a description of our ADSs, see “Description of Equity Securities —Description of American Depositary Shares” in the accompanying prospectus.

TAXATION

General

This section summarizes certain Chilean tax and U.S. federal income tax considerations relating to the ownership and disposition of share rights, ADS rights, shares and ADSs. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Chile.

This summary is based on the tax laws of Chile and the United States as in effect on the date of this prospectus supplement, regulations, rulings, and decisions of Chile and the United States available on or before that date and now in effect, as well as the income tax treaty between Chile and the United States (the “Treaty”). The laws, Treaty, rules, regulations and decisions (collectively, “measures”) referred to above are subject to change and changes could apply retroactively, which could affect the continued accuracy of this summary.

Prospective investors should consult their own tax advisors as to the Chilean, U.S. or other tax consequences of the purchase, ownership and disposition of the share rights, ADS rights, shares and ADSs. They should especially consider how the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws, could apply to them in their particular circumstances.

Material United States Federal Income Tax Considerations

This section describes the material U.S. federal income tax consequences to a U.S. holder (as defined below) of owning ADSs. It applies to you only if you hold your ADSs as capital assets for tax purposes. This section does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may be relevant to U.S holders with respect to their ownership and disposition of ADSs. Accordingly, it is not intended to be, and should not be construed as, tax advice. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

●	a dealer in securities,

●	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

●	a tax-exempt organization,

●	a financial institution,

●	a regulated investment company,

●	a real estate investment trust,

●	a life insurance company,

●	a person that directly, indirectly or constructively owns 10% or more of the vote or value of our stock,

●	a person that holds ADSs as part of a straddle or a hedging or conversion transaction,

●	a person that purchases or sells ADSs as part of a wash sale for tax purposes,

●	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar,

●	a U.S. expatriate,

●	a person who acquired our ADSs pursuant to the exercise of any employee share option or otherwise as compensation, or

●	a partnership or other pass-through entity or arrangement treated as such (or a person holding our ADSs shares through a partnership or other pass-through entity or arrangement treated as such).

If you are a member of a special class of holders subject to special rules, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the ADSs. Moreover, this summary does not address the U.S. federal estate, gift, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of ADSs.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, the Treaty, existing and proposed Treasury regulations, published rulings and court decisions, all as of the date hereof. These measures are subject to change, possibly on a retroactive basis.

The laws on which this section is based are subject to differing interpretations. No ruling has been sought from the U.S. Internal Revenue Service (the “U.S. IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the U.S. IRS or a court will not take a contrary position.

In addition, this section is based in part upon the representations of the ADS depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds the common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common shares or ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common shares or ADSs.

For purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ADSs.

ADSs

In general, and taking into account the earlier assumptions, for U.S. federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the beneficial owner of the common shares represented by those ADRs. Exchanges of common shares for ADRs, and ADRs for common shares, generally will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly, the creditability of any foreign taxes paid and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and us if as a result of actions the holders of ADSs are not properly treated as beneficial owners of the underlying common shares.

Taxation of Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the ADSs, as the case may be, and thereafter as capital gain from the sale or exchange of the ADSs, as the case may be. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat any distributions we make as dividend income for U.S. federal income tax purposes.

If you are a U.S. holder who is an individual, trust, or estate, then dividends paid on the ADSs that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains. Dividends paid on the ADSs will be treated as qualified dividend income if:

●	(a) the ADSs are readily tradable on an established securities market in the United States; or (b) we are eligible for benefits of a comprehensive tax treaty with the United States, which the U.S. Treasury determines is satisfactory for this purpose, which includes an exchange of information program;

●	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC; and

●	you hold the ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements; and you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

We believe that our ADSs should not be treated as stock of a PFIC for 2024, and we do not anticipate becoming a PFIC in the current taxable year or future taxable years. See additional discussion under “PFIC Rules” below.

The ADSs are currently listed on the NYSE and should qualify as readily tradable on an established securities market in the United States so long as they are so listed. Accordingly, we expect that dividends we pay with respect to the ADSs will be qualified dividend income (provided that the other conditions listed above are met).

We may also be eligible for benefits of the Treaty and the U.S. Secretary of the Treasury has determined that the Treaty is satisfactory for purposes of the qualified dividend income, definition. If we are so eligible and the U.S. Secretary of the Treasury determines that the Treaty is satisfactory for purposes of the qualified dividend income definition, dividends received by an individual, trust, or estate U.S. holder may be subject to taxation at the preferential rates applicable to long-term capital gains if ADSs are not treated as stock of a PFIC for the year in which the dividend is paid or the preceding year.

Corporate U.S. holders are taxed on dividend income at the U.S. federal corporate income tax rate whether or not the dividend income is qualified dividend income. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. domestic corporations in respect of dividends received from other U.S. domestic corporations or certain foreign corporations.

The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Chilean pesos payments made, determined at the spot Chilean pesos/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. The dividend is taxable to you when the ADS depositary receives the dividend, actually or constructively. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

The amount of dividend income includes the amount of any Chilean tax withheld from the dividend payment even though you do not in fact receive such amount. Subject to generally applicable limitations and conditions under the Code, Chilean withholding tax withheld and paid over to the Chilean tax authorities (after taking into account the credit for the Chilean CIT (as defined below), when it is available) may be creditable or deductible against your U.S. federal income tax liability. These generally applicable limitations and conditions include requirements adopted by the U.S. IRS in December 2021 and any Chilean withholding tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. holder. If you either (i) are eligible for, and properly elect, the benefits of the Treaty, or (ii) consistently elect to apply a modified version of these rules under temporary guidance and comply with specific requirements set forth in such guidance, the Chilean withholding tax on dividends will be treated as meeting the requirements and therefore as a creditable tax. In the case of all other U.S. holders, the application of the requirements to the Chilean withholding tax on dividends is uncertain and we have not determined whether these requirements have been met. If the Chilean withholding tax on dividends is not creditable for you or if you do not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, you may be able to deduct the Chilean withholding tax in computing your taxable income for U.S. federal income tax purposes.

Dividends will generally be income from sources outside the United States and, for U.S. holders that elect to claim foreign tax credits, will, depending on your circumstances, generally be “passive category income” for foreign tax credit purposes. The availability and calculation of foreign tax credits and deductions for foreign taxes depend on your particular circumstances and involve the application of complex rules to those circumstances. The temporary guidance discussed above also indicates that the Treasury and the U.S. IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. holders should consult their tax advisors concerning the application of these rules in their particular circumstances.

Taxation of Capital Gains

Subject to the PFIC rules discussed below, if you sell or otherwise dispose of your ADSs, you will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your adjusted tax basis, in your ADSs, as determined in U.S. dollars. Capital gain of a U.S. holder who is an individual, trust, or estate, is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to significant limitations. You will generally not be entitled to credit any Chilean tax imposed on the sale or other disposition of the ADSs against your U.S. federal income tax liability, except in the case you either (i) are eligible for, and properly elect to claim, the benefits of the Treaty, or (ii) consistently elect to apply a modified version of the U.S. foreign tax credit rules that is permitted under temporary guidance and comply with the specific requirements set forth in such guidance. Additionally, the gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, even if the Chilean tax qualifies as a creditable tax, you may not be able to credit the tax against your U.S. federal income tax liability unless such credit can be applied (subject to generally applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. However, if you are eligible for the benefits of the Treaty, you may elect to treat such gain as Chilean-source gain under the Treaty. If the Chilean tax is not a creditable tax or if you do not claim it as a credit pursuant to the Treaty, the tax would reduce the amount realized on the sale or other disposition of the ADSs even if you have elected to claim a foreign tax credit for other taxes in the same year. The temporary guidance discussed above also indicates that the Treasury and the U.S. IRS are considering proposed amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S holders should consult their own tax advisors regarding the application of the foreign tax credit rules to a sale or other disposition of the ADSs and any Chilean tax imposed on such sale or disposition.

If the consideration received for our ADSs is paid in foreign currency, the amount realized will generally be the U.S. dollar value of the payment received translated at the spot rate of exchange on the date of disposition (or, if our ADSs are traded on an established securities market at such time, in the case of cash-basis and electing accrual-basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. A U.S. holder’s initial tax basis in our ADSs will equal the cost of such ADSs. If a U.S. holder used foreign currency to purchase our ADSs, the cost of our ADSs will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. If our ADSs are treated as traded on an established securities market and the relevant U.S. holder is either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, such holder will determine the U.S. dollar value of the cost of such ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

PFIC Rules

We believe that our ADSs should not be treated as stock of a PFIC for 2024 and we do not anticipate becoming a PFIC in the current taxable year or future taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC for any taxable year during which you own ADSs, gain realized on the sale or other disposition of your ADSs generally would not be treated as capital gain. Instead, if you are a U.S. holder, unless you make a timely “mark-to-market” election electing to be taxed annually on a mark-to-market basis with respect to your ADSs, or you make a timely “qualified electing fund” election to be taxed annually on the earnings and gains of the PFIC attributable to your ADSs (irrespective of distributions), you would be treated as if you had realized such gain ratably over your holding period in the ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year except for the current year. In addition, distributions that you receive from us will not be eligible for the preferential tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at the tax rates applicable to ordinary income, and to the extent they are treated as “excess distributions” (generally a distribution in excess of 125% of the average distributions received during the past three years or, if shorter, your holding period), they generally will also be subject to the PFIC interest charge described above.

A U.S. holder will be required to make an annual filing with the U.S. IRS if such holder holds ADSs in any year in which we are classified as a PFIC. With certain exceptions, your ADSs will continue to be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs even if we no longer meet the PFIC tests in a later year.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. holders are urged to consult their own tax advisers with respect to the application of the PFIC rules to their investment in the ADSs.

Information Reporting and Backup Withholding

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs to a U.S. holder generally are subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. IRS in a timely manner.

A holder that is not a U.S. holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Foreign Asset Reporting

Certain U.S. holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the ADSs) with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year, are required to report information relating to such assets, currently on Form 8938, subject to certain exceptions (including an exception for stock held in accounts maintained by certain financial institutions). Penalties can apply if U.S. holders fail to satisfy such reporting requirements. U.S. holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of ADSs.

The discussions of tax considerations herein are general summaries and do not cover all tax matters that may be of importance to particular investors. All prospective investors are strongly urged to consult their own tax advisors about the tax consequences of an investment in our ADSs.

Material Chilean Tax Considerations

The following discussion summarizes certain material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of share rights, ADS rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of share rights, ADS rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership and disposition of shares or ADSs.

As used herein, the term “Foreign Holder” means either:

●	in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, an individual (a) is deemed a resident in Chile if he or she has remained in Chile, uninterrupted or not, for a period or periods that in total exceed 183 days, within any twelve-month period; and (b) is domiciled in Chile if he or she resides in Chile with the actual or presumptive intention of remaining in Chile notwithstanding the time resided in Chile (such intention to be primarily evidenced by circumstances of an economic nature such as if Chile is the place in which he or she develops the activity that generates most of his/her income or if it is the country in which most of his/her main business interests are located), or

●	in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively.

This discussion:

●	is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including rulings No. 324 of January 29, 1990, and No. 3,708 of October 1, 1999, of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the “SII”); and

●	is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances.

We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains

Taxation on Sale or Exchange of ADSs Outside Chile

Capital gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to taxation in Chile.

Taxation on Sale or Exchange of Shares

Section 107 of the Chilean Income Tax Law includes a 10% single tax (impuesto único) on capital gains arising from the sale of shares of listed companies traded in the stock markets (except for capital gains obtained by “institutional investors,” as such term is defined under the Chilean Securities Market Law, whether domiciled or resident in Chile or abroad, which will only be tax exempt provided certain legal requirements are met). Although there are certain restrictions, in general terms, Section 107 mandates that in order to qualify for this special tax treatment: (i) the shares must be of a publicly held stock corporation with a “sufficient stock market liquidity” status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADSs as convertible publicly offered securities, they must comply with the requirements set forth by ruling No. 1,480 of August 22, 2014, of the SII, which, among other requirements, requires the ADSs to be registered in the Chilean foreign securities registry (or be expressly excluded from such registry by the CMF). Provisional withholding obligations apply under Section 107 with respect to Foreign Holders based on different rates depending on whether the capital gain can be determined at the time of the sale.

If the shares do not qualify for the above special tax treatment, capital gains obtained by a Foreign Holder on the sale of their shares will be subject to a 35% Chilean withholding tax. Such rate could be reduced or exempted by the application of a double tax treaty entered into by Chile. Provisional withholding obligations are applicable under Chilean law based on different rates depending on whether the capital gain can be determined at the time of the sale.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

The tax basis for the shares received by Foreign Holders in exchange for their ADSs will be the acquisition value of the shares on the date of exchange duly adjusted by inflation. According to SII’s ruling No. 324 of January 29, 1990, the Foreign Holder’s acquisition value will be determined by the valuation procedure set forth in the deposit agreement, which values the shares that are being exchanged at the highest reported sales price at which they trade on the Stock Exchange on the day the transfer is recorded on the books of the Company’s share registrar. In the cases where the sale of the shares is made on a day that is different from the date on which the exchange is recorded, capital gains subject to taxation in Chile may be generated (pursuant to the tax treatments described above). Notwithstanding the foregoing, pursuant to SII’s ruling No. 3,708 dated October 1, 1999, in the event that the exchanged shares are sold by a Foreign Holder on a Chilean Stock Exchange on the same day on which the transfer is recorded on the Company’s share registrar or within two Chilean business days prior to the date on which the sale is recorded on those books, the acquisition value of such exchanged shares shall be the price registered in the invoice issued by the stock broker that participated in the sale transaction.

Taxation of Share Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse without value of the share rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax. Such rate could be reduced by the application of a double tax treaty entered into by Chile.

Other Chilean Taxes

There is no gift, inheritance, succession or wealth tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Taxation of Cash Dividends and Property Distributions

Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the Company. The amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax (“CIT”) paid by the issuer), and then subtracting as a credit all or part of such Chilean CIT paid by the issuer.

The Company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Generally, only 65% of the CIT is creditable against the 35% Chilean withholding tax. However, if there is a tax treaty between Chile and the jurisdiction of residence of the shareholder beneficiary, the CIT is fully creditable against the 35% withholding tax. In the case of tax treaties signed prior to January 1, 2020 that have not been enacted, a temporary rule allows the application of the 100% of CIT as a credit until December 31, 2026 or thereafter if such treaty is enacted on or before December 31, 2026. For the year 2025, the Chilean CIT applicable to the Company is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% and a distribution of 50% of the net income of the Company distributable after payment of the Chilean CIT:

Line	Concept and calculation assumptions	Amount Tax Treaty Resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax: 27% × Line 1	27	27
3	Net distributable income: Line 1 - Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax: 50% of Line 2	13.5	13.5
7	CIT partial restitution (35% of Line 6)(1)	—	4.725
8	Net withholding tax: Line 5 - Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 - Line 8	32.5	27.775
10	Effective dividend Withholding rate: Line 8 / Line 4	10.96%	23.90%

(1)	Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

For purposes of the foregoing, the SII has not expressly clarified whether the taxpayer’s residency is that of the ADS holder or of the depositary.

Dividend distributions made in kind would be subject to the same Chilean tax rules applicable to cash dividends based on the fair market value of the relevant assets.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the ADSs and any common shares exchanged for the ADS by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which are subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements which are subject to Section 4975 of the Code or the provisions of any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) being referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan which is a “benefit plan investor” within the meaning of Section 3(42) of ERISA (a “Benefit Plan Investor”) and prohibit certain transactions involving the assets of a Benefit Plan Investor and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Benefit Plan Investor or any authority or control over the management or disposition of the assets of a Benefit Plan Investor, or who renders investment advice for a fee or other compensation to a Benefit Plan Investor, is generally considered to be a fiduciary of the Benefit Plan Investor within the meaning of ERISA. The term Benefit Plan Investor is generally defined under ERISA to include (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Title I of ERISA, (b) “plans” within the meaning of Section 4975 of the Code to which Section 4975 of the Code applies (including “Keogh” plans and individual retirement accounts (“IRAs”)), and (c) entities whose underlying assets are considered to include plan assets of one or more “employee benefit plans” or “plans” by reason of such an employee benefit plan or plan’s investment in such entity (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by Benefit Plan Investors and which does not satisfy another exception under ERISA).

A fiduciary of a Plan should consider, among other things, fiduciary standards under ERISA, the Code or any applicable Similar Law in the context of the particular circumstances of such Plan before authorizing an investment in the ADSs and any common shares exchanged for the ADS with the assets of any Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law. A fiduciary of a Plan should also consider whether the investment is in accordance with the Plan’s governing documents and instruments.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors from engaging in certain transactions (referred to as “prohibited transactions”) involving “plan assets” (within the meaning of ERISA) with persons who have certain specified relationships to the Benefit Plan Investor (including “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). If the Company, a selling shareholder or any of our or their respective affiliates are considered a party in interest or disqualified person with respect to a Benefit Plan Investor, then the investment in the ADSs (and any common shares exchanged for ADSs) by the Benefit Plan Investor may give rise to a prohibited transaction unless one or more statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code apply. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the ADSs (and common shares exchanged for ADSs). These class exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving life insurance company general accounts) and PTCE 96-23 (for certain transactions determined by in-house asset managers). Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plan Investors considering acquiring and/or holding the ADSs (or common shares exchanged for ADSs), in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plans such as non-U.S. plans (as described in Section 3(32) of ERISA), governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not necessarily subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such Plans should consult with their legal advisors before purchasing or holding the ADSs (and any common shares exchanged for ADSs) to determine the need for, and the availability of, any exemptive relief under any applicable Similar Law.

Plan Asset Issues

An additional issue concerns the extent to which assets of the Company could themselves be treated as subject to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code. ERISA and the regulations promulgated thereunder by the U.S. Department of Labor as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”) define what constitutes the assets of a Benefit Plan Investor for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code. Under ERISA and the Plan Assets Regulation, generally when a Benefit Plan Investor acquires an “equity interest” in an entity that is neither a “publicly offered security” (within the meaning of the Plan Assets Regulation) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), the Benefit Plan Investor’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors within the meaning of the Plan Assets Regulation (the “25% Test”) or that the entity is an “operating company” within the meaning of the Plan Assets Regulation. The Plan Assets Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features.

Although no assurance can be given in this regard, we believe that the ADSs should constitute “publicly offered securities” within the meaning of the Plan Assets Regulation. The common shares will not constitute “publicly offered securities” within the meaning of the Plan Assets Regulation and the Company will not be an investment company registered under the 1940 Act. Further, there can be no assurance that Benefit Plan Investors will hold less than 25% of the total value of the common shares at the completion of this offering or thereafter, and no monitoring or other measures will be undertaken with respect to the level of such ownership. Although no assurances can be given, we believe the Company should qualify as an “operating company” within the meaning of the Plan Assets Regulation. Each prospective investor however should make its own assessment as to whether the Company will be respected as an operating company for purposes of the Plan Assets Regulation and should consult with its own legal advisors concerning the potential consequences of an investment in the ADSs and any common shares exchanged for ADSs.

Representations

Each purchaser and subsequent transferee of the ADSs (and any common shares exchanged for ADSs) will be deemed to have represented that either (i) it is not, and it is not investing on behalf of, a Plan or (ii) the purchase and the holding of the ADSs (and any common shares exchanged for ADSs) by such purchaser or subsequent transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ADSs (and any common shares exchanged for ADSs) on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and each purchase should consult and rely on their own advisors as to whether an investment is suitable for the Plan.

PRINCIPAL AND SELLING SHAREHOLDERS

Principal Shareholders

The table below sets forth additional information regarding the beneficial ownership of our common shares, as of December 31, 2024, by our major shareholders or shareholder groups, and minority shareholders:

	Beneficial ownership (as of December 31, 2024)
Shareholder	Number of common shares beneficially owned	Percentage of common shares beneficially owned
Sixth Street Partners Management Company	145,646,987,995	24.10%
Strategic Value Partners	83,600,691,422	13.83%
Delta Air Lines, Inc.	60,722,284,826	10.05%
Qatar Airways Investments (UK) LTD	60,640,769,249	10.03%
Cueto Group	30,389,446,225	5.03%
Others	223,437,697,870	36.97%
Total	604,437,877,587	100.00%

For more information about our major shareholders, see “Item 4.C. Ownership Structure” and “Item 7.A. Major Shareholders” in our 2024 Annual Report. The above table does not reflect the repurchase of common shares by the Company pursuant to the share repurchase programs completed by us in the second and third quarters of 2025. See “Summary—Recent Developments—Share Repurchase Programs.”

Selling Shareholder

This prospectus supplement relates to the offer and sale by the selling shareholder of a total of up to 6,000,000 of our ADSs. When we refer to the “selling shareholder” in this prospectus supplement, we mean the entity listed in the table below.

The following table sets forth, as of the date of this prospectus supplement, the name of the selling shareholder and the aggregate amount of our common shares in the form of ADSs that the selling shareholder is offering in this offering. The percentage of our common shares owned by the selling shareholder prior to the offering is based on 604,437,877,587 common shares outstanding (including treasury shares) as of the date of this prospectus supplement.

The information provided below with respect to the selling shareholder has been furnished to us by or on behalf of the selling shareholder. The information provided below with respect to the selling shareholder may change over time.

	Common Shares Beneficially Owned Before this Offering		Number of ADSs Being	Common Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Offered(1)	Number	Percentage
Sixth Street Funds(2)	113,887,693,315	18.84%

(1)	We are unable to determine the exact number of ADSs that will actually be sold pursuant to this prospectus supplement as of the date hereof.

(2)	Consists of shares of common stock held by Lauca Investments, LLC, a Delaware limited liability company (“Lauca”). Lauca is owned collectively by TAO Finance 3-A, LLC, a Delaware limited liability company (“TAO Finance”), Conifer Finance 3, LLC, a Delaware limited liability company (“Conifer Finance”), and Redwood IV Finance 3, LLC, a Delaware limited liability company (“Redwood Finance”). Sixth Street Partners Management Company, L.P., a Delaware limited partnership (“Management Company”), ultimately indirectly controls (i) Sixth Street TAO GenPar, L.P., a Delaware limited partnership, which is the manager of TAO Finance, (ii) Sixth Street Fundamental Strategies GenPar, L.P., a Delaware limited partnership, which is the manager of Conifer Finance and (iii) Sixth Street Opportunities GenPar IV, L.P., a Delaware limited partnership, which is the manager of Redwood Finance. Management Company is managed by its general partner, whose managing member is Alan Waxman. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares directly held by Lauca except to the extent of their pecuniary interest therein. The business address for each of the foregoing entities is c/o Sixth Street Partners, LLC, 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201. The principal business address of Mr. Waxman is c/o Sixth Street Partners, LLC, 1 Letterman Drive, Building B, Suite B6-100, San Francisco, CA 94129.

The selling shareholder is party to the Registration Rights Agreement, dated as of November 3, 2022, with us, which we entered into in connection with our exit from Chapter 11 proceedings and a copy of which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part. The selling shareholder received common shares of LATAM in connection with our Chapter 11 proceedings. The selling shareholder was also party to the Restructuring Support Agreement, dated as of November 16, 2021, with us, which we entered into in connection with our Chapter 11 proceedings and a copy of which is filed as an exhibit to the 2024 Annual Report, which is incorporated by reference herein.

In addition, Mr. Bornah Moghbel, the Vice-Chairman of our Board of Directors, and Mr. Michael Neruda, a member of our Board of Directors, are Partners at Sixth Street. Messrs. Moghbel and Neruda were elected to our Board of Directors in accordance with the Shareholders’ Agreement described in Item 7.A of the 2024 Annual Report. For the avoidance of doubt, the Shareholders’ Agreement expired in November 2024.

Agreements Limiting Certain Sales of Our Shares

Approximately 25% of our common shares are held by shareholders who have agreed not to sell such shares until November 3, 2026, including Delta Air Lines, Inc., Qatar Airways Investments (UK) Ltd. and Costa Verde Aeronautica S.A., a company that is part of the Cueto Group. Such shares correspond to common stock of the Company underlying the convertible notes Series H that have been converted into shares of the Company prior to the date hereof. The convertible notes Series H and their underlying shares were issued in connection with our emergence from Chapter 11 proceedings pursuant to that certain indenture executed by means of public deed dated July 7, 2022 at the Notarial Office of Santiago of Mr. Eduardo Diez Morello under repertory number 10,819-2022. These shareholders are not party to lock-up agreements with the underwriters in this offering.

The Company believes, on advice of its counsel, that the release of the aforementioned restriction would require an amendment to the indenture pursuant to which the convertible notes Series H were issued and approval by the shareholders of the Company.

In addition, one of our shareholders, the Cueto Group, has agreed with certain other shareholders not to sell any additional common shares acquired by them in connection with the Company’s emergence from bankruptcy, which portion we believe represents approximately 4% of our common shares, prior to November 3, 2026, subject to certain limited exceptions, including the ability to pledge such shares. This shareholder has agreed with the underwriters in this offering that it will not seek to waive or amend this agreement during the period of 30 days after the date of this prospectus supplement.

UNDERWRITING

The Company, the selling shareholder and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of ADSs indicated in the following table.

Underwriters	Number of ADSs
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Total	6,000,000

The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $          per ADS. After the public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside the United States may be made by affiliates of the underwriters. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholder.

Paid by the Selling Shareholder
Per ADS
Total

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $          ..

A prospectus in electronic format may be made available on the websites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Funds and accounts managed by Sixth Street Partners Management Company, L.P., currently representing 113,887,693,315 shares in the aggregate, or approximately 19% of our common shares, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their ADSs, common shares or securities convertible into or exchangeable for ADSs or common shares during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements. This agreement does not apply to any existing employee benefit plans and is subject to a number of exceptions, including an exception that would permit a party to the lock-up agreement to take any actions that are necessary or appropriate for the purposes of pledging any of shares subject to the lock-up agreement to or for the benefit of one or more lenders or finance counterparties in connection with a bona fide loan (including any margin loan) or other financing transaction provided to such lock-up party or its affiliates or to permit the pledgees to enforce their security interest under a financing transaction by selling or otherwise disposing of such shares.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market outside Chile. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriters may cover any short position by purchasing ADSs in the open market. Purchases to cover a short position, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s ADSs and may maintain or otherwise affect the market price of the Company’s ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE or other relevant exchange, in the over-the-counter market or otherwise, but may not, under any circumstances, be effected in Chile or on the Chilean stock exchanges.

The company and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

Other than with respect to the public offering of our ADSs registered with the SEC in the United States, no action has been or will be taken in any country or jurisdiction by us, the selling shareholder, or the underwriters that would permit a public offering of our ADSs, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our ADSs may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of our ADSs, the distribution of this prospectus supplement and resale of our ADSs.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the EU Prospectus Regulation:

a)	to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of ADSs shall result in a requirement for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any ADSs may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ADSs shall result in a requirement for the Company or any representative to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs.

This prospectus supplement is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The ADSs may not be offered or sold in Chile, directly or indirectly, by means of a “public offer” (as defined under Law No. 18,045 and regulations from the Financial Market Commission of Chile (Comisión para el Mercado Financiero, or the “CMF”)) unless they are offered in reliance on an available exemption. Pursuant to Chilean law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is quite broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law. The ADSs being offered are not registered in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, are not subject to the supervision of the CMF. Pursuant to CMF General Rule No. 336, as amended (“NCG 336”), the ADSs may be privately offered in Chile, among others, to certain “qualified investors” identified as such therein (which in turn are further described in CMF General Rule No. 216). NCG 336 requires the following information to be provided to prospective investors in Chile: (1) Date of commencement of the offer: September 8, 2025. The offer of the ADSs is subject to NCG 336. (2) The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores), nor with the Foreign Securities Registry (Registro de Valores Extranjeros) both kept by the CMF. As a consequence, the ADSs are not subject to the oversight of the CMF. (3) Since the ADSs are not registered in Chile, the issuer is not obliged to disclose public information about the ADSs in Chile, other than the information required under Circular No. 1,375 of the CMF. (4) The ADSs shall not be subject to public offering in Chile unless registered with the relevant Securities Registry kept by the CMF.

Brazil

THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE BRAZILIAN SECURITIES COMMISSION (COMISSÃO DE VALORES MOBILIÁRIOS, OR THE “CVM”) AND, THEREFORE, WILL NOT BE CARRIED OUT BY ANY MEANS THAT WOULD CONSTITUTE A PUBLIC OFFERING IN BRAZIL UNDER CVM RESOLUTION NO. 160, OF JULY 13, 2022, AS AMENDED (THE “CVM RESOLUTION 160”) OR UNAUTHORIZED DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. THE SECURITIES MAY ONLY BE OFFERED TO BRAZILIAN PROFESSIONAL INVESTORS (AS DEFINED BY APPLICABLE CVM REGULATION), WHO MAY ONLY ACQUIRE THE SECURITIES THROUGH A NON-BRAZILIAN ACCOUNT, WITH SETTLEMENT OUTSIDE BRAZIL IN NON-BRAZILIAN CURRENCY. THE TRADING OF THESE SECURITIES ON REGULATED SECURITIES MARKETS IN BRAZIL IS PROHIBITED.

Colombia

Our ADSs will not be authorized by the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia) and will not be registered under the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) and, accordingly, our ADSs will not be offered or sold to persons in Colombia except in circumstances which do not result in a public offering under Colombian law. Furthermore, foreign financial entities must abide by the terms of Decree No. 2555 of 2010 to offer privately the shares to their Colombian clients.

Peru

Our ADSs will not be subject to a public offering in Peru. Our ADSs and the information contained in this prospectus supplement have not been and will not be registered with or approved by the Superintendencia del Mercado de Valores (the “SMV”) or the Bolsa de Valores de Lima. Accordingly, our ADSs cannot be offered or sold in Peru, except if (i) our ADSs were previously registered with the SMV, or (ii) such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities laws establish, among other things, that an offer directed exclusively at institutional investors (as defined by Peruvian law) qualifies as a private offering. In making an investment decision, institutional investors (as defined by Peruvian law) must rely in their own examination of the terms of the offering of the ADSs to determine their ability to invest in our ADSs.

No offer or invitation to subscribe for or sell our ADSs or beneficial interests therein can be made in the Republic of Peru except in compliance with the securities law thereof.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, or the “FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. Our ADSs may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our ADSs should conduct their own due diligence on our ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Settlement

We expect that delivery of the ADSs will be made against payment therefor on or about , 2025, which will be the business day following the date of pricing of the offering of the ADSs (this settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on any date prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the offering of the ADSs initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and certain of their affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. For example, affiliates of Goldman Sachs & Co. LLC and Barclays Capital Inc. act as agents and/or lenders under our existing term loan facilities and revolving credit facilities.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the common shares underlying our ADSs offered by this prospectus supplement and certain other matters of Chilean law will be passed upon by Claro & Cia., Santiago, Chile. Certain legal matters governed by U.S. Federal law relating to the offering and our ADSs will be passed upon by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters governed by the law of Brazil will be passed upon by Machado Meyer Sendacz e Opice Advogados. Certain legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, Morales & Besa Ltda., Santiago, Chile, and Demarest Advogados, São Paulo, Brazil.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores y Compañia Limitada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

LATAM Airlines Group S.A.

Common Shares

American Depositary Shares Representing Such Shares

Rights to Subscribe for Shares

We may from time to time, in one or more offerings, offer and sell LATAM Airlines Group S.A.’s common shares, which may be represented by American Depositary Shares, or ADSs, and rights to subscribe for our common shares (the common shares offered directly or in the form of ADSs and the rights to subscribe for common shares are collectively referred to as the “securities”).

In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement (the “selling shareholders”) may offer and sell the securities held by them. The selling shareholders may sell the securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 31 of this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific manner in which they may be offered will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of the offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference herein and therein, and any related free writing prospectuses carefully before you make your investment decision. This prospectus may not be used for the offering of securities unless it is accompanied by a prospectus supplement.

Each ADS represents the right to receive 2,000 common shares. Application has been made to list our ADSs on the New York Stock Exchange under the symbol “LTM.” Our common shares are listed on the Santiago Stock Exchange (Bolsa de Comercio de Santiago, Bolsa de Valores, or the “SSE”) and on the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile, Bolsa de Valores, or the “ESE”), which we refer to collectively as the “Chilean Stock Exchanges,” under the symbol “LTM.” On July 17, 2024, the last reported sale price of our common shares on the SSE was Ch$12.78 per common share, which is equivalent to U.S.$28.06 per ADS (with each ADS representing the right to receive 2,000 common shares), based on an exchange rate of Ch$910.79 to U.S.$1.00, as reported as dólar observado exchange rate by the Central Bank of Chile and published in the Official Gazette as of July 17, 2024.

_____________________

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 9 of this prospectus, and any risk factors included in any accompanying prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common shares have been registered with the Chilean Financial Market Commission (Comisión para el Mercado Financiero, or the “CMF”). The CMF has not approved or disapproved of the securities offered hereby, including in the form of ADSs, or determined if this prospectus is truthful or complete.

Prospectus dated July 18, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the SEC, pursuant to the U.S. Securities Act of 1933, as amended, or the “Securities Act.” By using a shelf registration statement, we and/or the selling shareholders may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we or any of the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

Unless the context otherwise requires, references to “LATAM Airlines Group” are to LATAM Airlines Group S.A., the unconsolidated operating entity, and references to “LATAM,” “we,” “us,” “our,” the “group” or the “Company” are to LATAM Airlines Group S.A. and its consolidated subsidiaries and affiliates. Other references to “LATAM,” as the context requires, are to the LATAM brand, which was launched in 2016 and brings together, under one internationally recognized name, all of the affiliate brands such as LATAM Airlines Chile, LATAM Airlines Peru, LATAM Airlines Paraguay, LATAM Airlines Colombia, LATAM Airlines Ecuador, LATAM Airlines Brasil, LATAM Cargo Chile, LATAM Cargo Colombia, and LATAM Cargo Brasil.

____________________

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. You should not assume that the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are currently subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website at https://www.latamairlinesgroup.net/. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC on February 22, 2024 (SEC File/Film No. 001-14728/24665669) (the “2023 Annual Report”);

●	the description of our common shares and American Depositary Shares contained in Exhibit 2(d) to our 2023 Annual Report (and the portions of our Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on March 30, 2022 (SEC File/Film No. 001-14728/22783310));

●	the description of our ADSs and the amendment to the ADS-to-share ratio set forth in our Registration Statement on Form F-6, filed with the SEC on July 18, 2024 (SEC File/Film No. 001-14728/241123741);

●	our registration statement on Form 8-A, filed with the SEC on July 18, 2024 (SEC File No./Film No. 001-14728/241123764) pursuant to Section 12 of the Exchange Act, and any subsequent amendment or report filed for the purpose of updating such description; and

●	Any future filings on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You may also request a copy of such information, at no cost, by writing to us at investorrelations@latam.com or at Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile or by telephoning us at +56 (2) 2565-3844.

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Forward-Looking Statements

This registration statement on Form F-3 contains forward-looking statements. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe”, “forecast” or other similar expressions. Forward-looking statements, including statements about our beliefs and expectations, are not statements of historical facts. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

●	the factors described in the “Risk Factors” section in this prospectus, any prospectus supplement, the 2023 Annual Report and any other documents incorporated by reference herein;

●	conflicting interests among our major shareholders;

●	our ability to service our debt and fund our working capital requirements;

●	future demand for passenger and cargo air services in Chile, Brazil, other countries in Latin America and the rest of the world;

●	maintenance of our customer relationships due to potential changes in customers’ perception of the company, our brands and services in the future;

●	the state of the Chilean, Brazilian, other Latin American and world economies and their impact on the airline industry;

●	the effects of competition in the airline industry;

●	future terrorist incidents, cyberattacks or related activities affecting the airline industry;

●	future outbreak of diseases, or the spread of already existing diseases, affecting travel behavior and/or exports;

●	natural disasters affecting travel behavior and/or exports;

●	the relative value of the Chilean peso and other Latin American currencies compared to other world currencies;

●	the impact of geopolitical risk on the price of fuel, exchange rates, and demand for travel;

●	the impact of geopolitical risk on the price of fuel, exchange rates, and demand for travel, especially the risks and uncertainties associated with the more recent conflicts developing in the Middle East;

●	inflation;

●	competitive pressures on pricing;

●	our capital expenditure plans;

●	changes in labor costs, maintenance costs and insurance premiums;

●	fluctuation of crude oil prices and its effect on fuel costs;

●	cyclical and seasonal fluctuations in our operating results;

●	defects or mechanical problems with our aircraft;

●	issues with suppliers of aircraft, aircraft engines and parts.

●	problems with suppliers of aircraft, aircraft engines and engine parts;

●	our ability to successfully implement our growth strategy;

●	increases in interest rates; and

●	changes in regulations, including regulations related to access to routes in which we operate and environmental regulations.

Our forward-looking statements are not a guarantee of future performance, and our actual results of operations or other developments may differ materially from the expectations expressed in our forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results may be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, readers should not rely on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them, whether in light of new information or future events. You should also read carefully the risk factors described in the “Risk Factors” section in this prospectus and any applicable prospectus supplement and in the documents incorporated by reference herein, including the 2023 Annual Report and reports on Form 6-K furnished to the SEC from time to time. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

The Company

Overview

LATAM is the largest passenger airline group in South America as measured by ASKs as of March 31, 2024. LATAM is also one of the largest airline groups in the world in terms of network connections: As of March 31, 2024, the LATAM group provided passenger transport services to 148 destinations in 26 countries and cargo services to 166 destinations in 33 countries, with an operating fleet of 336 aircraft, including 20 dedicated cargo freighters, and 36,477 employees.

In the last twelve months ended March 31, 2024, we transported approximately 77 million passengers. LATAM and its affiliates currently provide domestic services in Brazil, Chile, Peru, Colombia and Ecuador; and also provide intra-regional and long-haul operations. The cargo affiliate carriers in Chile, Brazil, Ecuador and Colombia carry out cargo operations through the use of belly space on the passenger flights and dedicated cargo operations using freight aircraft. The LATAM Group also offers other services, such as ground handling, courier, logistics and maintenance.

As of December 31, 2023, the LATAM Group provided scheduled passenger service to 16 destinations in Chile, 19 destinations in Peru, 7 destinations in Ecuador, 18 destinations in Colombia, 52 destinations in Brazil, 16 destinations in other Latin American countries and the Caribbean, 8 destinations in North America, 8 destinations in Europe, 3 destinations in Oceania and 1 destination in Africa, accompanied by strong levels of demand for air travel in the international markets where LATAM operates.

In addition, as of December 31, 2023, through various code-sharing agreements, the LATAM Group offers service to 112 destinations in North America, 62 destinations in South America, 94 destinations in Europe, 18 destinations in Australasia, 41 destinations in Asia and 19 destinations in Africa. As of December 31, 2023, by virtue of LATAM’s joint venture agreement with Delta Air Lines, LATAM implemented 6 new routes and increased LATAM’s frequencies, improving connectivity between South America and North America.

Corporate Information

We are a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. We were incorporated by a public deed dated December 30, 1983, an abstract of which was published in the Chilean Official Gazette (Diario Oficial de la República de Chile) No. 31,759 on December 31, 1983, and registered on page 20,341, No. 11,248 of the Chilean Real Estate and Commercial Registrar (Registro de Comercio del Conservador de Bienes Raices de Santiago) for the year 1983. Our corporate purpose, as stated in our by-laws, is to provide a broad range of transportation and related services, as more fully set forth in Article Four thereof.

Our principal executive offices are located at Presidente Riesco 5711, Las Condes, Santiago, Chile. Our telephone number at this address is +56 (2) 2565 3844. Our website address is https://www.latamairlinesgroup.net. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. Our agent for service of process in the United States is Togut, Segal & Segal LLP, and its address is One Penn Plaza, Suite 335, New York, New York 10119.

Risk Factors

Investing in our securities involves a significant degree of risk. Before you decide to buy any securities, you should read and carefully consider the risks and uncertainties discussed in the section “Risk Factors” in Item 3 of our 2023 Annual Report incorporated by reference herein, any current reports on Form 6-K subsequently furnished to the SEC and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein.

Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this registration statement and incorporated by reference herein before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

Use of Proceeds

We intend to use the net proceeds from the sale of any securities offered by us as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of equity securities to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

Selling Shareholders

This prospectus also relates to the possible sale, from time to time, by the selling shareholders to be named in an applicable prospectus supplement, of their equity securities that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders to be named in the applicable prospectus supplement may, from time to time, offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement.

An applicable prospectus supplement will set forth the name of each selling shareholder selling in connection with such an offering, their description and relationship to us, the amount of our securities owned by each selling shareholder prior to the offering, the amount of our securities that may be offered by each selling shareholder, and the amount and the percentage, if any, of our securities to be owned by each selling shareholder after completion of the offering.

Unless disclosed otherwise in the applicable prospectus supplement, we may pay certain fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel and the selling shareholders’ counsel, and the selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their securities.

The selling shareholders shall not sell any of our securities pursuant to this prospectus until we have identified such selling shareholder and the securities that may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

Description of SECURITIES

Description of Common Shares

For a description of our common shares please see “Item 10. Additional Information — B. Memorandum and Articles of Association” in our 2023 Annual Report incorporated by reference herein.

Description of American Depositary Shares

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in 2,000 common shares that certain of our shareholders will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder, and all other ADR holders and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, 11th floor, New York, New York 10179.

The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR) (a “ratio change”). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Chilean law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the common shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement entered into among us, as amended, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. Our obligations and those of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The deposit agreement, the ADRs and the ADSs are governed by and construed in accordance with the laws of the State of New York. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, you irrevocably waive any objection that you may have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement (or amendment thereto) filed with the SEC of which this prospectus forms a part. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Common Share Dividends and Other Distributions

How will I receive dividends and other distributions on the common shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities and/or property under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of ADSs. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent. In all instances where the deposit agreement or an ADR refers to a “public sale” or “private sale” (or words of similar import) of securities or property, the depositary shall have no obligation to effect any such public or private sale unless the securities to be sold are listed and publicly traded on a stock exchange. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us, the depositary shall, in the event the deposit agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the deposit agreement, act in accordance with the termination provisions of the deposit agreement and form of ADR in respect of the deposited securities. Furthermore, in the event the depositary endeavors to make a public or private sale of common shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited common shares is not or shall not be entitled, by reason of its date of issuance (e.g., after the corresponding record date), or otherwise (e.g., not being fully paid), to receive the full amount of such cash dividend or distribution, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such common shares. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend or other cash distribution in respect of any deposited securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such deposited securities shall be reduced accordingly.

To the extent the depositary does not reasonably believe that it would be permitted by applicable law, rule or regulation, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all fees, charges and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Common Shares. In the case of a distribution in common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares that would result in fractional ADSs will be sold and the net proceeds of the public or private sales of such shares will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional common shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may (after consultation with us if practicable) choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, common shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). The information contained on, or that can be accessed through, the depositary’s website is not a part of, and shall not be incorporated by reference into, this prospectus.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under any applicable prospectus supplement, we will arrange with the underwriters named therein to deposit such common shares.

Common shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited common shares (including those that may be deposited by the selling shareholders or us as set forth in the applicable prospectus supplement) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the common shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, subject to the provisions of or governing our shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the common shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of common shares are entitled to vote, or of our solicitation of consents or proxies from holders of common shares or other securities, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of Chile, our by-laws and the provisions of or governing deposited securities (which provisions, if any, shall have been summarized in pertinent part by us) be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including an express indication that such instructions may be given or, if applicable, deemed given (as set forth below) if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

If you do not deliver the instructions to the depositary as set forth in the paragraph above, and to the extent the depositary has been provided with at least forty-five (45) days’ notice of the proposed meeting, you shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by the ADSs, provided that no such instruction shall be deemed given and no discretionary proxy shall be given if (a) we inform the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given, or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of common shares, and (b) unless the depositary has been provided with an opinion of our counsel to the effect that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in Chile, (ii) the granting of such proxy will not result in a violation of Chilean law, rule, regulation or permit, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under Chilean law, rules and regulations, and (iv) the granting of such discretionary proxy will not under any circumstances result in the common shares represented by the ADSs being treated as assets of the depositary under Chilean law, rules or regulations. To the extent the holders of ADSs are deemed to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors, we will announce the existence of such proxy at the relevant shareholder meeting.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC (The Depository Trust Company), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which such vote is cast, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders upon request from the depositary (which request may be refused by the depositary at its discretion).

Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares, issuances in respect of common share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a common share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing common shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	U.S.$0.05 or less per ADS held for any cash distribution made pursuant to the deposit agreement;

●	U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions);

●	a fee of U.S.$1.50 per ADS for transfers made in connection with the deposit of shares pursuant to the deposit agreement;

●	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the U.S.$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were common shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

●	stock transfer or other taxes and other governmental charges (which are payable by holders or persons depositing common shares);

●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”) and any applicable delivery expenses (which are payable by such persons or ADR holders); and

●	transfer or registration expenses for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by holders or persons withdrawing deposited securities).

Notwithstanding the abovementioned charges, for a limited period of time and at the Company’s discretion, in each case as set forth below, the Company has agreed to assume the following fees, if any:

●	cancellation fees during the period in which the Company announces an ADS ratio change to the effective date of the ratio change;

●	in connection with the first registered offering of our securities following the date hereof, issuance or cancellation fees during the ten (10) business days after the pricing date, and issuance fees for all ADSs issued by us pursuant to the exercise of any overallotment rights in connection therewith; and

●	issuance fees for all ADRs issued in connection with follow-on offerings registered with the SEC in excess of U.S.$50 million, issuance fees for all ADSs issued by us pursuant to the exercise of any overallotment rights in connection therewith, and cancellation fees for all ADRs cancelled in the five (5) business days after the settlement date of such follow-on offerings.

The above-referenced charges may at any time and from time to time be changed by agreement between us and the depositary.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner of ADSs, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary may also agree to reduce or waive certain fees that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, us and/or certain shareholders of ours as set forth in the deposit agreement. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or having held, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner thereof, by holding or having held, an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of amounts owing from any one or more ADR holders and beneficial owners as determined by the depositary in its sole discretion, without any obligation to seek payment from any other ADR holder or beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of our or its respective agents shall be liable to ADR holders or beneficial owners of the ADSs for failure of any of them to comply with applicable tax laws, rules and/or regulations.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of common shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell by public or private sale any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities, and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees, charges or expenses on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or common shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least thirty (30) days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within forty-five (45) days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement (a) without notifying us, but subject to giving thirty (30) days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if our common shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to the Company, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (b) as determined by the depositary in its reasonable discretion.

If our common shares are listed and publicly traded on a securities exchange, then the depositary shall endeavor for a period of thirty (30) days following the termination date, to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the deposit agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs, except to account for such net proceeds and other cash.

If our common shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if the depositary is unable or practicable to promptly sell the deposited securities under the preceding paragraph, then after such date fixed for termination, the depositary shall (A) cancel all outstanding ADRs; (B) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate or registered office provider of ours (the “company representative”) or an independent trust company engaged by us (the “trustee”) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a stock transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, and (C) provide us with a copy of the ADR register as revised to reflect those owners of ADRs then known to the depositary (which copy may be sent by email or by any means permitted under the notice provisions of the deposit agreement).

Upon receipt of any instrument of transfer covering such deposited securities and the ADR register, we have agreed to either deliver to each person reflected on such ADR register appropriate documentation to effect the transfer to such persons of the deposited securities previously represented by the ADSs evidenced by their ADRs.

Upon the depositary’s compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable charges described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities, or any applicable laws and the rules of DCV Registros S.A., a local depository corporation that acts as our registration agent and the terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement or as the depositary reasonably believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it.

The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The deposit agreement provides that each of us, the depositary and our and its agents will:

●	incur no liability to holders or beneficial owners of ADSs if any present or future law, rule, regulation, fiat, order or decree of the United States, the Republic of Chile or any other country or jurisdiction, or of any governmental or regulatory authority (including any action by the Central Bank under the Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank, as may be amended, amended and restated, replaced or superseded from time to time, or otherwise) or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

●	incur or assume no liability to holders or beneficial owners of ADSs by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	in the case of the depositary and its agents, assume no liability (including, without limitation, to holders or beneficial owners of ADSs) if it performs its obligations specifically set forth in the deposit agreement and ADRs without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners of ADSs;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

●	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion, may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;

●	not be liable to holders or beneficial owners of ADSs for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting common shares for deposit, any holder of ADRs, or any other person believed by it to be competent to give such advice or information;

●	in the case of the depositary and its agents, assume no liability to holders or beneficial owners of ADSs on account of any failure by us to fulfill our obligations under the deposit agreement or the ADRs; or

●	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that (A) the custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located and (B) we or you have incurred direct damages as a result of such act or omission to act on the part of the custodian. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at any annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

The depositary shall be under no obligation to inform ADR holders or any other holders of an interest in any ADSs about the requirements of Chilean law, rules or regulations or any changes therein or thereto. Any summary of Chilean laws and regulations and of the terms of our by-laws set forth in the deposit agreement (including the ADRs) have been provided by us solely for the convenience of ADR holders.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any vote is cast, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the deposit agreement or the form of ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us, to process any transfer, delivery or distribution of cash, common shares, other securities or other property, including without limitation upon the termination of the deposit agreement, or otherwise to comply with any provisions of the deposit agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation ADR holders or beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the common shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Exchange Act, to the extent applicable.

We have agreed to indemnify the depositary and its agents under certain circumstances.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct holders to deliver their ADSs for cancellation and withdrawal of the deposited securities, and holders agree to comply with such instructions.

Pursuant to Circular Letter N° 1,375 of the CMF dated February 12, 1998, as amended, ADR holders are deemed, for purposes of Chilean law, to be treated as holders of deposited securities. Accordingly, ADR holders shall, as a matter of Chilean law, be obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law No. 18,045 of Chile and applicable CMF regulations. Article 12 requires, among other things, that ADR holders and beneficial owners of ADSs who directly or indirectly own 10% or more of our total share capital (or who may attain such percentage ownership through an acquisition of shares), or our directors, liquidators, principal executives or managers who own our shares, regardless of the number of shares they directly or indirectly own, must report to the CMF and the stock exchanges in Chile in which the common shares are listed:

(a) any direct or indirect acquisition or sale of the Company’s common shares or ADRs or beneficial ownership of ADRs; and

(b) any direct or indirect acquisition or sale of any contract or security whose price or results depend on or are conditioned in whole or in significant part on the price of the Company’s shares (including ADRs).

The information must be provided not later than the day following the effectiveness of the acquisition or sale.

Article 54 of Law No. 18,045 requires, among other things, that any ADR holder or beneficial owner of ADSs intending to acquire our control through our common shares, ADRs or beneficial ownership of ADRs, directly or indirectly (as defined in such law) (a) send us, our controllers, the companies we control, the CMF and the Chilean stock exchanges in which our common shares are listed, a written notice of such intention, and (b) publish a notice of such intention in two newspapers in Chile and on the website of the holder(s) intending to acquire control (to the extent such website exists). Such written communications and publications must be made at least ten (10) business days prior to the date on which such holder intends to execute the acts that will enable such holder to acquire our control, and in any event, as soon as negotiations pursuing our control have been formalized or confidential documentation of the Company has been provided. Within two (2) business days following the date on which the acts or contracts by means of which our control is acquired are executed, such ADR holder or beneficial owner of ADRs must publish a notice in the same newspapers in which the intention of control was published and send written communications to the same entities listed in clause (a) above.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs;

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs, or interests therein, and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners of ADSs, or interests therein and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law and Consent to Jurisdiction

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the state and federal courts in New York, New York and appointed an agent for service of process on our behalf. Any action against us brought by the depositary or any holder based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may be instituted in any state or federal court in New York, New York. Notwithstanding the foregoing, any action based on the deposit agreement may be instituted by the Depositary in any competent court in the Republic of Chile and/or the United States.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted only in a state or federal court in New York, New York. In the deposit agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, or relating to the common shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with compliance with the Securities Act or the Exchange Act, to the extent applicable.

Additional Obligations of the Company

We have agreed to certain additional obligations related to the ADR program pursuant to the registration rights agreement we entered into on November 10, 2022 with certain of our then-creditors. These additional obligations include providing certain information to ADR holders and the depositary and using best efforts to cause voting rights and distributions applicable to holders of our common shares to be passed through to ADR holders.

Description of Rights to Subscribe for Equity Securities

We may issue rights to subscribe for our equity securities. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Chilean income tax considerations applicable to holders of the rights to subscribe for our equity securities.

Taxation

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Plan of Distribution

At the time of the offering of any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

We are registering the securities to permit their sale or resale, as applicable, by us or by the selling shareholders from time to time after the date of this prospectus. The securities covered by this prospectus may be offered and sold from time to time by us or, in the case of common shares and ADSs, by the selling shareholders, as applicable. We will not receive any of the proceeds from sales by the selling shareholders of common shares or ADSs for their own accounts. We will bear all fees and expenses incident to our obligation to register the securities.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sales of their common shares or ADSs, as the case may be.

We or the selling shareholders may offer and sell securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the New York Stock Exchange or on any other national securities exchange or quotation service on which our ADSs may be listed or quoted at the time of sale;

●	in underwritten offerings;

●	in privately negotiated transactions, at-the market transactions, “overnight transactions” or block trades;

●	through ordinary brokerage transactions (including on an exchange or over-the-counter) and transactions in which the broker solicits purchasers;

●	through purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	through options, short sales, forward sales, puts, agented transactions, stock lending transactions and hedging and other derivative transactions;

●	in the over-the-counter market;

●	through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through the distribution by any selling shareholder to its employees, partners (including limited partners), members or stockholders;

●	through pledges of the ADSs to secure debts and other obligations;

●	through a combination of any of the above methods of sale; or

●	through any other method permitted pursuant to applicable law.

Instead of selling the securities under this prospectus, we or the selling shareholders, as applicable, may sell the securities covered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

We and any selling shareholders (directly or through agents) may sell, and, if applicable, the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of the securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell the securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement relating to an issue of the securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

Legal Matters

The validity of the issuance of the securities offered by this prospectus and certain other matters of Chilean law will be passed upon by Claro & Cia., Santiago, Chile. Certain legal matters governed by U.S. federal and New York State law relating to our securities will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers Consultores Auditores y Compañía Limitada, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We are a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. Most of our directors and officers, taken as a whole, reside outside the United States, principally in Chile. All or a substantial portion of the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a U.S. court grants a final judgment for the payment of money, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

●	the existence of reciprocity;

●	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

●	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

●	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

●	the Chilean courts’ determination that the U.S. courts had jurisdiction;

●	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

●	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of U.S. courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt as to the enforceability in Chilean courts of judgements of U.S. courts predicated solely on civil liability provisions of the U.S. federal securities laws.

In addition, foreign judgments cannot affect properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts. However, once the exequatur has been obtained, ADS holders will be entitled to request from a local court the enforcement of the foreign judgment on the assets and properties located in Chile.

We have appointed Togut, Segal & Segal LLP as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

6,000,000 American Depositary Shares representing Common Shares

Preliminary Prospectus Supplement

                                          , 2025

Goldman Sachs & Co. LLC

Barclays